Form 10-K, Exhibit 13
period 1995-12-31
250 WEST 57TH ST ASSOCIATES
filed 1996-04-01
CIK 100412

[LETTERHEAD OF
           WIEN MALKIN & BETTEX
           COUNSELLORS AT LAW]









                                       November 30, 1995





         TO PARTICIPANTS IN 250 WEST 57TH ST. ASSOCIATES:

              We enclose the operating report of the lessee, Fisk Building Associates, for the fiscal year of the lease ended September 30, 1995. The lessee reported profit of $3,060,683 subject to addi-tional rent for the lease year ended September 30, 1995, as against profit of $3,487,544 for the lease year ended September 30, 1994.

              Additional rent for the lease year ended September 30, 1995 was $1,906,342; $752,000 was advanced against additional rent so that the balance of additional rent is $1,154,342. The total amount to be distributed is $1,132,037 after payment of $22,305 for expenditures in connection with the refinancing of the first mortgage on March 1, 1995.

              Wien, Malkin & Bettex receives an additional payment for supervisory services of 10% of distributions in excess of 15% per annum on the cash investment. Accordingly, Wien, Malkin & Bettex received $113,204 of the additional rent and the balance of $1,018,833 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien, Malkin & Bettex and distribution are enclosed.

              The additional distribution of $1,018,833 represents a return of about 28.3% on the cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that dis-tributions for the lease year ended September 30, 1995 were about 48.3% per annum.

              If you have any question about the enclosed material please communicate with us at our New York office or, if it is more con-venient, at our branch office in Palm Beach, Florida.

                                            Cordially yours,

                                            WIEN, MALKIN & BETTEX

                                            By:  Stanley Katzman
         SK/fm
         Encs.






                            250 West 57th St. Associates
                        Computation of Additional Payment for
                        Supervisory Services and Distribution
                     For the Lease Year Ended September 30, 1995




         Secondary additional rent                       $1,154,342
         Less, mortgage refinancing costs                    22,305

         Subject to Secondary additional rent             1,132,037

         Primary additional rent for the lease
            year ended September 30, 1995                   752,000


                                                          1,884,037
         Less, additional basic payment of Wien,
            Malkin & Bettex from primary overage
            rent                                             12,000

         Total rent to be distributed                     1,872,037

         15% return on $3,600,000 investment                540,000

         Subject to additional payment at 10%
            to Wien, Malkin & Bettex                     $1,332,037

         Additional payment at 10%                       $  133,204

         Paid to Wien, Malkin & Bettex as
            advances for additional rent                     20,000

         Balance of additional payment to
            Wien, Malkin & Bettex                        $  113,204

         Summary:

         Additional distribution to participants         $1,018,833
         Payment to Wien, Malkin & Bettex, as above         113,204

         Total secondary additional rent available
            for distribution to participants and
            payment to Wien, Malkin & Bettex             $1,132,037

         [LETTERHEAD OF
          KAUFMAN GOLDSTEIN
          CERTIFIED PUBLIC ACCOUNTANTS]
















      Fisk Building Associates
      60 East 42nd Street
      New York, New York 10165

      Gentlemen:

               In accordance with our engagement, we have reviewed the special-purpose statement of income and expense of Fisk Building Associates for the lease year ended September 30, 1995.

               Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

               We have no knowledge of any other contingent liabilities that should be disclosed.

               Based on our review, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Fisk Building Associates, for the lease year ended September 30, 1995.

                                               Respectfully submitted,




                                               Kaufman Goldstein

      New York, New York
      October 18, 1995




                             Fisk Building Associates
                         Statement of Income and Expense
                    October 1, 1994 through September 30, 1995
                                   (Unaudited)


 Income:
     Rent income                                                   $ 9,008,305
     Escalation income                                                 752,402
     Electric income, net                                              531,890
     Other income                                                       67,733

     Total Income                                                   10,360,330

 Expenses:
     Real estate taxes                              $2,033,393
     Labor costs                                     1,781,145
     Repairs, supplies and improvements              1,625,922
     Management and leasing                            706,097
     Fuel oil                                           74,261
     Professional fees                                 197,354
     Security                                          171,188
     Security monitor system                            22,892
     Water                                              41,000
     Insurance                                         110,068
     Rubbish removal                                    88,270
     Telephone                                          11,057
     Advertising                                        76,924
     Miscellaneous                                      27,303

     Total expenses before rent expense                              6,966,874

 Net income before rent expense                                      3,393,456
 Less, Basic rent expense                                              332,773

 Net income subject to primary and
     secondary additional rent                                       3,060,683
 Less, Primary additional rent                                         752,000
 Net income subject to secondary additional rent                     2,308,683

 Secondary additional rent at 50%                                   $1,154,342

 Computation of additional rent due landlord:
     Primary additional rent                                        $  752,000
     Secondary additional rent                                       1,154,342

        Total additional rent                                        1,906,342

     Less, Advances against additional rent                            752,000

 Additional rent due landlord                                       $1,154,342




 The accompanying letter of transmittal and notes are an integral part of this statement.







                             Fisk Building Associates
                           Notes to Financial Statement








        Note 1 - The lease as modified effective October 1, 1984 provides for additional rent, as follows:


                   Additional rent equal to the first $752,000 of the Lessee's net operating income, as defined, in each lease year.


                   Further additional rent equal to 50% of the Lessee's remaining net operating income, as defined, in each lease year.






































                                         -3-