Form 10-K, Exhibit 13
period 1995-12-31
250 WEST 57TH ST ASSOCIATES
filed 1996-04-01
CIK 100412

[LETTERHEAD OF
      WIEN MALKIN & BETTEX
      COUNSELLORS AT LAW











                                       January 31, 1996




         To Participants in 250 West 57th St. Associates
           Federal Identification Number 13-6083380


              We enclose the annual report of 250 West 57th St. Associates, the joint venture which owns the Fisk Building at 250 West 57th Street, New York City, for the year ended December 31, 1995.

              The reported income for 1995 was $1,781,573. This was more than distributions of $1,738,833 representing the current monthly distributions totalling $720,000 per annum and the additional dis-tribution of $1,018,833, which was paid to participants on November 30, 1995. The difference, mainly representing the payment of mortgage refinancing costs, is an increase in capital investment. The mortgage refinancing costs will be deductible for tax purposes over the period of the mortgage, from March 1, 1995 through June 1, 2000.

              Since the inception of this investment, a portion of the dis-tributions has constituted a return of capital, and has not been reportable as income. As a result, the book value on December 31, 1995 of an original cash investment of $10,000 was a deficit bal-ance of $1,848.

              Additional rent for the lease year ended September 30, 1995 was $1,906,342 or an excess of $1,154,342 over advances of $752,000 by the lessee against additional rent ($720,000 to par-ticipants plus $32,000 to Wien, Malkin & Bettex). The total amount distributed was $1,132,037 after payment of $22,305 for expenditures in connection with the refinancing of the first mortgage on March 1, 1995. As approved by the participants, Wien, Malkin & Bettex received $113,204 and the balance of the additional rent of $1,018,833 was distributed to the participants on November 30, 1995. The additional distribution of $1,018,833 represented an annual return of about 28.3% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% per annum on the cash investment so that total distributions for the year ended December 31, 1995 were about 48.3% on the original cash investment.

                                      (over)


         Re:  250 West 57th St. Associates                              2.




              The enclosed Schedule K-1 form(s) (Form 1065), containing 1995 tax information, must be reviewed in detail by your accountant.

              If you have any question about the enclosed material, please communicate with us at our New York office or, if it is more con-venient, at our branch office in Palm Beach, Florida.

              Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1995.

                                       Cordially yours,

                                       WIEN, MALKIN & BETTEX

                                       By:  Stanley Katzman
         SK:fm
         Encs.

      [LETTERHEAD OF
       KAUFMAN GOLDSTEIN
       CERTIFIED PUBLIC ACCOUNTANTS]






                         Independent Accountant's Report





      To the Participants in
        250 West 57th St. Associates (a Partnership):


           We have audited the accompanying balance sheet of 250 West 57th St. Associates ("Associates") as of December 31, 1995, and the related statements of income, partners' capital deficit and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

           We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Associates as of December 3l, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                       Kaufman Goldstein
                                       Certified Public Accountants
                                       60 East 42nd Street
                                       New York, New York 10165



      January 29, 1996




                           250 West 57th St. Associates
                                   Balance Sheet
                                December 31, 1995




                                      Assets

 Cash:
    National Westminster Bank, USA                                   $   24,124
    Distribution account held by
      Wien, Malkin & Bettex                                              60,000

                                                                         84,124
 Fisk Building, 250 West 57th Street, New York City:
    Land                                                  $2,117,435
    Building                                  $4,940,682
    Less: Accumulated depreciation             4,940,682          -

    Building improvements                        688,000
    Less: Accumulated depreciation               688,000          -

    Tenants' installations and improvements      249,791
    Less: Accumulated amortization               249,791          -   2,117,435

 Mortgage refinancing costs                                   41,106
 Less: Accumulated amortization                                6,524     34,582

    Total Assets                                                     $2,236,141




                     Liabilities and Partners' Capital Deficit

 Liabilities:

    First mortgage                                                   $2,878,818
    Accrued interest on first mortgage                                   22,551

    Total Liabilities                                                 2,901,369
 Partners' Capital Deficit, December 31, 1995                        (  665,228)

    Total Liabilities and Partners' Capital Deficit                  $2,236,141





 The accompanying notes are an integral part of these financial statements.




                           250 West 57th St. Associates
                                Statement of Income
                       For the Year Ended December 31, 1995










   Income:
       Basic rent                                                   $  331,691
       Additional rent                                               1,906,342

       Total income                                                  2,238,033


   Expenses:
       Interest on first mortgage                     $273,835
       Supervisory services                            173,204

       Total expenses                                                  447,039

   Net income before amortization                                    1,790,994

   Amortization of mortgage refinancing costs                            9,421

   Net income                                                       $1,781,573























   The accompanying notes are an integral part of these financial statements.




                            250 West 57th St. Associates
                       Statement of Partners' Capital Deficit
                                  December 31, 1995










   Partners' capital deficit, January l, 1995                      ($  707,968)

   Add: Net income for the year ended December 31, 1995              1,781,573

                                                                     1,073,605

   Less:  Monthly distributions January l, 1995
            through December 31, 1995                 $  720,000
          Distribution on November 30, 1995 of balance
            of additional rent for the lease year
            ended September 30, 1995                   1,018,833     1,738,833


        Partners' capital deficit, December 31, 1995               ($  665,228)
























     The accompanying notes are an integral part of these financial statements.




                            250 West 57th St. Associates
                               Statement of Cash Flows
                        For the Year Ended December 31, 1995






   Cash flows from operating activities:

      Net income                                                    $1,781,573
      Adjustments to reconcile net income to net cash provided by operating activities:

      Amortization of mortgage refinancing costs                         9,421
      Change in interest accrued on first mortgage                 (       960)

      Net cash provided by operating activities                      1,790,034

   Cash flows from financing activities:

      Monthly distributions to participants           ($  720,000)
      Distribution on November 30, 1995 of balance
         of additional rent for the lease year
         ended September 30, 1995                     ( 1,018,833)
      Mortgage refinancing costs incurred             (    36,759)
      Amortization payments on first mortgage         (    14,803)

      Net cash used in financing activities                        ( 1,790,395)

   Net (decrease) in cash                                          (       361)

   Cash at beginning of year                                            84,485

   Cash at end of year                                             $    84,124




                         Supplemental Cash Flow Disclosures
                            Year Ended December 31, 1995


   Cash paid during the year for interest                           $  274,795








     The accompanying notes are an integral part of these financial statements.



                            250 West 57th St. Associates
                            Notes to Financial Statements
                                  December 31, 1995



     1 - Depreciation:

             Depreciation of the cost of the building was computed by the straight-line method over estimated useful life of 30 years through September 30, 1983.

             The cost of the building improvements was depreciated by the straight-line method over various periods from date of completion of improvement through September 30, 1983.

             The cost of tenants' installations and improvements was amortised by the straight-line method over the terms of the leases.

     2 - First mortgage:

             (a) Effective May 24, 1990, a first mortgage was placed on the property with the Apple Bank for Savings in the amount of $2,934,861. Annual mortgage charges were $293,486, payable in monthly installments, applied first to interest at the rate of 9 3/4% per annum and the balance to principal. The mortgage was refinanced on March l, 1995.

             (b) Effective March 1, 1995, a new first mortgage was placed on the property with the Apple Bank for Savings in the amount of $2,890,758. Annual mortgage charges are $289,157, payable in equal monthly installments, applied first to interest at the rate of 9.40% per annum and the balance to principal. The mortgage will mature on June l, 2000, with a balance of $2,777,754.

             (c) Prepayment privileges: The mortgage is not prepayable until March l, 1998. Thereafter, a 3% penalty will be imposed through February 28, 1999 and a 2% penalty will be imposed until March 2, 2000. There will be no prepayment penalty if the mortgage is paid in full during the last 90 days of the term of the mortgage.

             (d)  Principal payments required to be made areas follows:

                Year Ending December 31,

                        1996                            $19,369
                        1997                             21,270
                        1998                             23,358
                        1999                             25,650
                        2000                          2,789,171

                                                     $2,878,818


      3 - Mortgage refinancing costs:

              Capitalized mortgage refinancing costs of $41,106 representing $36,759 incurred in connection with the refinanced mortgage on March 1, 1995, and the remaining balance of the costs of $4,347 for the



      Re:     250 West 57th St. Associates
              Notes to Financial Statements
              December 31, 1995


      May 24, 1990 refinancing are being charged to expense ratably during the period of the new mortgage from March l, 1995 to June 1, 2000.

      4 - Lease:

              (a) Effective May l, 1975, the lease between 250 West 57th St. Associates as lessor, and Fisk Building Associates, as lessee provides for basic rent equal to mortgage charges plus $28,000 payable to Wien, Malkin & Bettex for supervisory services. Basic rent is currently $317,157 a year to pay mortgage charges of $289,157 and $28,000 to Wien, Malkin & Bettex.

                  Upon any refinancing of the first mortgage, the basic rent will be modified and will be equal to the sum of $28,000, plus an amount equal to the rate of constant payments for interest and amortization required under any such first mortgage immediately subsequent to refinancing computed on the principal balance of the mortgage immediately prior to such refinancing. Thus, in the event the first mortgage is refinanced so as to increase the principal balance, the basic rent will not be modified to include the charges on the additional portion of the mortgage. Associates will have to pay such charges out of primary additional rent described below.

              (b) In accordance with a lease modification, effective October l, 1984 primary additional rent is equal to the lesser of $752,000 per annum or the net operating profit of the property, as defined, after deduction of basic rent. If the full primary additional rent of $752,000 is paid, it will equal 20% of the original $3,600,000 cash investment plus $32,000 payable to Wien, Malkin & Bettex for supervisory services. Advances against primary additional rent are paid by the lessee based on the net operating profit of the property for the prior year to a maximum amount of $752,000. Primary additional rent for the lease year ended September 30, 1995 was $752,000.
      Advances against primary additional rent of $752,000 per annum for the lease year ending September 30, 1996 are being paid.

                  Secondary additional rent is equal to 50% of the net operating profit of the property after payment of basic rent and primary additional rent for lease years ending September 30. Secondary additional rent for the lease year ended September 30, 1995 was $1,154,342.

              (c) The lessee has exercised its option to renew the lease for a period of 25 years, from October l, 1978 through September 30, 2003. The lease modification effective October 1, 1984 provides for an additional renewal term of 25 years from October 1, 2003 through September 30, 2028; the holders of more than 80% of the participations in 250 West 57th St. Associates have consented to the granting of options to the lessee to extend the lease for three additional 25-year renewal terms. There is no change in the terms of the lease during the renewal periods.



      Re:     250 West 57th St. Associates
              Notes to Financial Statements
              December 31, 1995



      5 - Supervisory services and related party transactions:

              Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien, Malkin & Bettex. Some partners in that firm are also partners in Associates.


      6 - Income taxes:

              Net income is computed without regard to income tax expense, since the partnership does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

      7 - Concentration of credit risk:

              Associates maintains cash balances in a bank and in a distribution account held by Wien, Malkin & Bettex. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1995 was completely insured. The distribution account held by Wien, Malkin & Bettex is not insured. The funds held in the distribution account were paid to the participants on January l, 1996.