Form 10-K, Exhibit 13
period 1996-12-31
250 WEST 57TH ST ASSOCIATES
filed 1997-04-04
CIK 100412

[LETTERHEAD OF
 WIEN & MALKIN LLP]





                                       February 3, 1997



         To Participants in 250 West 57th St. Associates
           Federal Identification Number 13-6083380


              We enclose the annual report of 250 West 57th St. Associates, the joint venture which owns the Fisk Building at 250 West 57th Street, New York City, for the year ended December 31, 1996.

              The reported income for 1996 was $2,224,320. This was more than distributions of $2,212,629 representing the current monthly distributions totalling $720,000 per annum and the additional dis-tribution of $1,492,629, which was paid to participants on November 30, 1996. The difference, mainly representing amortiza-tion payments on the mortgage, is an increase in capital invest-ment.

              Since the inception of this investment, a portion of the dis-tributions has constituted a return of capital, and has not been reportable as income. As a result, the book value on December 31, 1996 of an original cash investment of $10,000 was a deficit bal-ance of $1,815.

              Additional rent for the lease year ended September 30, 1996 was $2,410,477 or an excess of $1,658,477 over advances of $752,000 by the lessee against additional rent ($720,000 to par-ticipants plus $32,000 to Wien, Malkin & Bettex LLP). As approved by the participants, Wien, Malkin & Bettex LLP received $165,848 and the balance of the additional rent of $1,492,629 was distributed to the participants on November 30, 1996. The additional distribution of $1,492,629 represented an annual return of about 41.5% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% per annum on the cash investment so that total distributions for the year ended December 31, 1996 were about 61.5% on the original cash investment.

              The enclosed Schedule K-1 form(s) (Form 1065), containing 1996 tax information, must be reviewed in detail by your accoun-tant.

              If you have any question about the enclosed material, please communicate with our office.



                                       (over)

         Re:  250 West 57th St. Associates                              2.




              Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1996.

                                       Cordially yours,

                                       WIEN & MALKIN LLP

                                       By:  Stanley Katzman
         SK:fm
         Encs.

                      Independent Accountant's Report


To the Participants in
  250 West 57th St. Associates (a Partnership):


          We have audited the accompanying balance sheet of 250 West 57th St. Associates as of December 31, 1996, and the related statements of income, of partners' capital (deficit) and of cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 250 West 57th St. Associates at December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.





                                             Kaufman Goldstein




New York, New York
January 23, 1997

                        250 West 57th St. Associates
                               Balance Sheet
                             December 31, 1996



                                   Assets

Cash:
  Fleet Bank                                                     $   24,124
  Distribution account held by
    Wien, Malkin & Bettex LLP                                        60,000
                                                                     84,124

Fisk Building, 250 West 57th Street,
 New York City:
  Land                                                $2,117,435
  Building                              $4,940,682
  Less: Accumulated depreciation         4,940,682            -

  Building improvements                    688,000
  Less: Accumulated depreciation           688,000            -

  Tenants' installations and
    improvements                           249,791
  Less: Accumulated amortization           249,791            -   2,117,435

Mortgage refinancing costs                                41,106
Less: Accumulated amortization                            14,354     26,752

    Total Assets                                                 $2,228,311


                 Liabilities and Partners' Capital (Deficit)

Liabilities:

  First mortgage                                                 $2,859,449
  Accrued interest on first mortgage                                 22,399

  Total liabilities                                               2,881,848

Partners' Capital (Deficit), December 31, 1996                   (  653,537)

    Total Liabilities and Partners' Capital (Deficit)            $2,228,311












 The Accompanying Notes are an Integral Part of these Financial Statements.

                        250 West 57th St. Associates
                             Statement of Income
                    For the Year Ended December 31, 1996







Income:
  Basic rent                                                     $  317,157
  Additional rent                                                 2,410,477

      Total income                                                2,727,634

Expenses:
  Interest on first mortgage                      $269,636
  Supervisory services                             225,848

      Total expenses                                                495,484

Net income before amortization                                    2,232,150

Amortization of mortgage refinancing costs                            7,830

Net income                                                       $2,224,320






























 The Accompanying Notes are an Integral part of these Financial Statements.

                        250 West 57th St. Associates
                  Statement of Partners' Capital (Deficit)
                               December 31, 1996










Partners' capital (deficit), January 1, 1996                     $( 665,228)

Add:  Net income for the year ended December 31, 1996             2,224,320
                                                                  1,559,092

Less: Monthly distributions to participants
        January 1, 1996 through
        December 31, 1996                         $  720,000
      Distribution to participants on
        November 30, 1996 of balance of
        additional rent for the lease year
        ended September 30, 1996                   1,492,629      2,212,629

Partners' capital (deficit), December 31, 1996                   $( 653,537)






























 The Accompanying Notes are an Integral part of these Financial Statements.

                        250 West 57th St. Associates
                           Statement of Cash Flows
                    For the Year Ended December 31, 1996





Cash flows from operating activities:

  Net income                                                     $2,224,320
  Adjustments to reconcile net income to net cash provided by operating activities:

      Amortization of mortgage refinancing costs                      7,830
      Change in accrued interest on first mortgage                  (   152)

  Net cash provided by operating activities                       2,231,998

Cash flows from financing activities:

  Monthly distributions                           ($  720,000)
  Distribution on November 30, 1996 of balance
    of additional rent for the lease year ended
    September 30, 1996                            ( 1,492,629)
  Principal payments on first mortgage            (    19,369)

  Net cash used by financing activities                          (2,231,998)

Net change in cash                                                  -

Cash at beginning of year                                            84,124

Cash at end of year                                              $   84,124




                     Supplemental Cash Flow Disclosures
                        Year Ended December 31, 1996

Cash paid during the year for interest                           $  269,788















 The Accompanying Notes are an Integral part of these Financial Statements.

                        250 West 57th St. Associates
                       Notes to Financial Statements
                             December 31, 1996

1.   Business Activity

     250 West 57th St. Associates ("Associates") is a joint venture which owns an office building located in New York City. The building is net leased to Fisk Building Associates.

2.   Significant Accounting Policies

     Basis of Presentation
     The financial statements have been prepared on the accrual basis of accounting.

     Depreciation
     Depreciation of the cost of the building was computed by the straight-line method over estimated useful life of 30 years through September 30, 1983.

     The cost of the building improvements was depreciated by the straight-line method over various periods from date of completion of improvement through September 30, 1983.

     The cost of tenants' installations and improvements was amortized by the straight-line method over the terms of the leases.

     Amortization
     Capitalized mortgage refinancing costs of $41,106 are being charged to expense ratably during the period of the mortgage from March 1, 1995 to June 1, 2000.

     Use of Estimates
     Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

3.   Lease and Related Party Transactions

     (a) Effective May 1, 1975, the lease between 250 West 57th St. Associates as lessor, and Fisk Building Associates, as lessee, provides for basic rent equal to mortgage principal and interest payments plus $28,000 payable to Wien, Malkin & Bettex LLP for supervisory services. Basic rent is currently $317,157 a year to pay mortgage charges of $289,157 and $28,000 to Wien, Malkin & Bettex LLP.

          Upon any refinancing of the first mortgage, the basic rent will be modified and will be equal to the sum of $28,000, plus an amount equal to the rate of constant payments for interest and amortization required under any such first mortgage immediately subsequent to refinancing computed on the principal balance of the mortgage immediately prior to such refinancing. Thus, in the event the first mortgage is refinanced so as to increase the principal balance, the basic rent will not be modified to include the charges on the additional portion of the mortgage. Associates will have to pay such charges out of primary additional rent described below.

                        250 West 57th St. Associates
                       Notes to Financial Statements
                             December 31, 1996

3.   Lease - (continued)

     (b) In accordance with a lease modification, effective October 1, 1984, primary additional rent is equal to the lesser of $752,000 per annum or the net operating profit of the property, as defined, after deduction of basic rent. If the full primary additional rent of $752,000 is paid, it will equal 20% of the original $3,600,000 cash investment plus $32,000 payable to Wien, Malkin & Bettex LLP for supervisory services. Advances against primary additional rent are paid by the lessee based on the net operating profit of the property for the prior year to a maximum amount of $752,000. Primary additional rent for the lease year ended September 30, 1996 was $752,000. Advances against primary additional rent of $752,000 per annum for the lease year ending September 30, 1997 are being paid.

          Secondary additional rent is equal to 50% of the net operating profit of the property after payment of basic rent and primary additional rent for lease years ending September 30. Secondary additional rent for the lease year ended September 30, 1996 was $1,658,477.

     (c) The lessee has exercised its option to renew the lease for a period of 25 years, from October 1, 1978 through September 30, 2003. The lease modification, effective October 1, 1984, provides for an additional renewal term of 25 years from October 1, 2003 through September 30, 2028; the holders of more than 80% of the participations in 250 West 57th St. Associates have consented to the granting of options to the lessee to extend the lease for three additional 25-year renewal terms. There is no change in the terms of the lease during the renewal periods.

     (d) Some partners in Fisk Building Associates are also partners in Associates.

4.   Supervisory Services and Related Party Transactions

     Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien, Malkin & Bettex LLP. Some partners in that firm are also partners in Associates.

5.   First Mortgage

     (a) Effective March 1, 1995, a new first mortgage was placed on the property with the Apple Bank for Savings in the amount of $2,890,758. Annual mortgage charges are $289,157, payable in equal monthly installments, applied first to interest at the rate of 9.40% per annum and the balance to principal. The mortgage will mature on June 1,2000, with a balance of $2,777,754.

                        250 West 57th St. Associates
                       Notes to Financial Statements
                             December 31, 1996

5.   First Mortgage - (continued)

     (b) Prepayment privileges: The mortgage is not prepayable until March 1, 1998. Thereafter, a 3% penalty will be imposed through February 28, 1999 and a 2% penalty will be imposed until March 2, 2000. There will be no prepayment penalty if the mortgage is paid in full during the last 90 days of the term of the mortgage.

     (c)  Principal payments required to be made are as follows:

               Year Ending December 31,

                         1997           $   21,270
                         1998               23,358
                         1999               25,650
                         2000            2,789,171

                                        $2,859,449

6.   Income Taxes

     Net income is computed without regard to income tax expense, since the partnership does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

7.   Concentration of Credit Risk

     Associates maintains cash balances in a bank and in a distribution account held by Wien, Malkin & Bettex LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1996 was completely insured. The distribution account held by Wien, Malkin & Bettex LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 1997.