Form 10-K, Exhibit 13
period 1996-12-31
250 WEST 57TH ST ASSOCIATES
filed 1997-04-04
CIK 100412

[LETTERHEAD OF
 WIEN, MALKIN & BETTEX]




                                       November 30, 1996




         TO PARTICIPANTS IN 250 WEST 57TH ST. ASSOCIATES:

              We enclose the operating report of the lessee, Fisk Building Associates, for the fiscal year of the lease ended September 30, 1996. The lessee reported profit of $4,068,953 subject to addi-tional rent for the lease year ended September 30, 1996, as against profit of $3,060,683 for the lease year ended September 30, 1995.

              Additional rent for the lease year ended September 30, 1996 was $2,410,477; $752,000 was advanced against additional rent so that the balance of additional rent is $1,658,477.

              Wien, Malkin & Bettex receives an additional payment for supervisory services of 10% of distributions in excess of 15% per annum on the cash investment. Accordingly, Wien, Malkin & Bettex received $165,848 of the additional rent and the balance of $1,492,629 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien, Malkin & Bettex and distribution are enclosed.

              The additional distribution of $1,492,629 represents a return of about 41.5% on the cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that dis-tributions for the lease year ended September 30, 1996 were about 61.5% per annum.

              If you have any question about the enclosed material please communicate with the undersigned.

                                            Cordially yours,

                                            WIEN, MALKIN & BETTEX

                                            By:  Stanley Katzman
         SK/fm
         Encs.

[LETTERHEAD OF
 KAUFMAN GOLDSTEIN
 Certified Public Accountants]





     Fisk Building Associates
     60 East 42nd Street
     New York, New York 10165

     Gentlemen:

          In accordance with our engagement, we have reviewed the special-purpose statement of income and expense of Fisk Building Associates for the lease year ended September 30, 1996.

          Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

          We have no knowledge of any other contingent liabilities that should be disclosed.

          Based on our review, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Fisk Building Associates, for the lease year ended September 30, 1996.

                                       Respectfully submitted

                                       /s/ Kaufman Goldstein
                                       Kaufman Goldstein

     New York, New York
     October 22, 1996

                                 Fisk Building Associates
                             Statement of Income and Expense
                         October 1, 1995 through September 30, 1996




       Income:
         Rent income                                           $ 9,125,194
         Escalation income                                         665,995
         Electric income, net                                      650,925
         Other income                                               57,388

           Total Income                                         10,499,502

       Expenses:
         Real estate taxes                        $1,690,033
         Labor costs                               1,753,200
         Repairs, supplies and improvements        1,329,198
         Management and leasing                      442,085
         Fuel oil                                    114,475
         Professional fees                           177,627
         Security                                    160,291
         Security monitor system                      43,562
         Water                                        55,400
         Insurance                                   123,267
         Rubbish removal                              75,936
         Telephone                                    12,663
         Advertising                                 104,423
         Miscellaneous                                31,232

           Total expenses before rent expense                    6,113,392

       Net income before rent expense              4,386,110
       Less, Basic rent expense                      317,157
       Net income subject to primary and
         secondary additional rent                 4,068,953
       Less, Primary additional rent                 752,000
       Net income subject to secondary
         additional rent                                       $ 3,316,953

       Secondary additional rent at 50%                        $ 1,658,477

       Computation of Additional Rent due Landlord:
         Primary additional rent                               $   752,000
         Secondary additional rent                               1,658,477

           Total Additional Rent                                 2,410,477

         Less, Advances against additional rent                    752,000

       Additional rent due landlord                            $ 1,658,477





       The accompanying letter of transmittal and notes are an integral part of this statement.

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

                   Further additional rent equal to 50% of
                   the Lessee's remaining net operating
                   income, as defined, in each lease year.

                            250 West 57th St. Associates
                        Computation of Additional Payment for
                        Supervisory Services and Distribution
                     For the Lease Year Ended September 30, 1996




         Secondary additional rent                       $1,658,477

         Primary additional rent for the lease
            year ended September 30, 1996                   752,000

                                                          2,410,477
         Less, additional basic payment of Wien,
            Malkin & Bettex from primary overage
            rent                                             12,000

         Total rent to be distributed                     2,398,477

         15% return on $3,600,000 investment                540,000

         Subject to additional payment at 10%
            to Wien, Malkin & Bettex                     $1,858,477

         Additional payment at 10%                       $  185,848

         Paid to Wien, Malkin & Bettex as
            advances for additional rent                     20,000

         Balance of additional payment to
            Wien, Malkin & Bettex                        $  165,848

         Summary:

         Additional distribution to participants         $1,492,629
         Payment to Wien, Malkin & Bettex, as above         165,848

         Total secondary additional rent available
            for distribution to participants and
            payment to Wien, Malkin & Bettex             $1,658,477