Form 10-K, Exhibit 13
period 1997-12-31
250 WEST 57TH ST ASSOCIATES
filed 1998-04-17
CIK 100412

[LETTERHEARD OF
 WIEN & MALKIN LLP]


                                                  February 9, 1998



         To Participants in 250 West 57th St. Associates
           Federal Identification Number 13-6083380


              We enclose the annual report of 250 West 57th St. Associates, the joint venture which owns the Fisk Building at 250 West 57th Street, New York City, for the year ended December 31, 1997.

              The reported income for 1997 was $1,909,974. This was more than distributions of $1,896,367 representing the current monthly distributions totalling $720,000 per annum and the additional dis-tribution of $1,176,367, which was paid to participants on December 2, 1997. The difference, mainly representing amortiza-tion payments on the mortgage, is an increase in capital invest-ment.

              Since the inception of this investment, a portion of the dis-tributions has constituted a return of capital, and has not been reportable as income. As a result, the book value on December 31, 1997 of an original cash investment of $10,000 was a deficit bal-ance of $1,778.

              Additional rent for the lease year ended September 30, 1997 was $2,078,984 or an excess of $1,326,984 over advances of $752,000 by the lessee against additional rent ($720,000 to par-ticipants plus $32,000 to Wien & Malkin LLP). As approved by the participants, Wien & Malkin LLP received $130,708, $19,909 was deducted for fees and expenses incurred in connection with the August 6, 1997 consent solicitation program and the balance of the additional rent of $1,176,367 was distributed to the participants on December 2, 1997. The additional distribution of $1,176,367 represented an annual return of about 32.7% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% per annum on the cash investment so that total distributions for the year ended December 31, 1997 were about 52.7% on the original cash investment.

              The enclosed Schedule K-1 form(s) (Form 1065), containing 1997 tax information, must be reviewed in detail by your accoun-tant.


                                    (over)

                                                                    2.

         Re:  250 West 57th St. Associates



              If you have any question about the enclosed material, please communicate with our office.

              Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1997.

                                       Cordially yours,

                                       WIEN & MALKIN LLP

                                       By:  Stanley Katzman
         SK:fm
         Encs.

[LETTERHEARD OF
 ROGOFF & COMPANY, P.C
 CERTIFIED PUBLIC ACCOUNTANTS]





                        Independent Accountant's Report


To the Participants in
  250 West 57th St. Associates (a Partnership):


	We have audited the accompanying balance sheet of 250 West 57th St. Associates as of December 31, 1997, and the related statements of income, of partners' capital (deficit) and of cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 250 West 57th St. Associates at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                                Kaufman Goldstein






New York, New York
January 30, 1998

                             250 West 57th St. Associates
                                    Balance Sheet
                                  December 31, 1997



                                        Assets

Cash:
  Fleet Bank                                                      $   24,124
  Distribution account held by
    Wien & Malkin LLP                                                 60,000
                                                                      84,124

Fisk Building, 250 West 57th Street,
 New York City:
  Land                                               $2,117,435
  Building                              $4,940,682
  Less: Accumulated depreciation         4,940,682           -

  Building improvements                    688,000
  Less: Accumulated depreciation           688,000           -

  Tenants' installations and
    improvements                           249,791
  Less: Accumulated amortization           249,791           -     2,117,435

Mortgage refinancing costs                               41,106
Less: Accumulated amortization                           22,183       18,923

    Total Assets                                                  $2,220,482


                        Liabilities and Partners' Capital (Deficit)

Liabilities:

  First mortgage                                                  $2,838,179
  Accrued interest on first mortgage                                  22,233

  Total liabilities                                                2,860,412

Partners' Capital (Deficit), December 31, 1997                    (  639,930)

    Total Liabilities and Partners' Capital (Deficit)             $2,220,482












The Accompanying Notes are an Integral Part of these Financial Statements.

                             250 West 57th St. Associates
                                 Statement of Income
                        For the Year Ended December 31, 1997







Income:
  Basic rent                                                       $  317,157
  Additional rent                                                   2,078,984

      Total income                                                  2,396,141

Expenses:
  Interest on first mortgage                         $267,721
  Supervisory services                                190,708
  Professional fees                                    19,909

      Total expenses                                                  478,338

Net income before amortization                                      1,917,803

Amortization of mortgage refinancing costs                              7,829

Net income                                                         $1,909,974





























The Accompanying Notes are an Integral part of these Financial Statements.

                             250 West 57th St. Associates
                        Statement of Partners' Capital (Deficit)
                                   December 31, 1997










Partners' capital (deficit), January 1, 1997                       $( 653,537)

Add:  Net income for the year ended December 31, 1997               1,909,974
                                                                    1,256,437

Less: Monthly distributions to participants
        January 1, 1997 through
        December 31, 1997                            $  720,000
      Distribution to participants on
        December 2, 1997 of balance of
        additional rent for the lease year
        ended September 30, 1997                      1,176,367     1,896,367

Partners' capital (deficit), December 31, 1997                     $( 639,930)
































The Accompanying Notes are an Integral part of these Financial Statements.

                             250 West 57th St. Associates
                               Statement of Cash Flows
                         For the Year Ended December 31, 1997





Cash flows from operating activities:

  Net income                                                       $1,909,974
  Adjustments to reconcile net income to net cash provided by operating activities:

      Amortization of mortgage refinancing costs                        7,829
      Change in accrued interest on first mortgage                    (   166)

  Net cash provided by operating activities                         1,917,637

Cash flows from financing activities:

  Monthly distributions to participants              $(  720,000)
  Distribution on December 2, 1997 of balance
    of additional rent for the lease year ended
    September 30, 1997                                (1,176,367)
  Amortization payments on first mortgage             (   21,270)

  Net cash used by financing activities                            (1,917,637)

Net change in cash                                                        -

Cash at beginning of year                                              84,124

Cash at end of year                                                $   84,124




                             Supplemental Cash Flow Disclosures
                                Year Ended December 31, 1997

Cash paid during the year for interest                             $  267,887

















The Accompanying Notes are an Integral part of these Financial Statements.


                             250 West 57th St. Associates
                            Notes to Financial Statements
                                 December 31, 1997



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

	(a) Effective May 1, 1975, the lease between 250 West 57th St. Associates as lessor, and Fisk Building Associates, as lessee, provides for basic rent equal to mortgage principal and interest payments plus $28,000 payable to Wien & Malkin LLP for supervisory services. Basic rent is currently $317,157 a year to pay mortgage charges of $289,157 and $28,000 to Wien & Malkin LLP.

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

                             250 West 57th St. Associates
                            Notes to Financial Statements
                                 December 31, 1997



3.	Lease - (continued)

	(b) In accordance with a lease modification, effective October 1, 1984, primary additional rent is equal to the lesser of $752,000 per annum or the net operating profit of the property, as defined, after deduction of basic rent. If the full primary additional rent of $752,000 is paid, it will equal 20% of the original $3,600,000 cash investment plus $32,000 payable to Wien & Malkin LLP for supervisory services. Advances against primary additional rent are paid by the lessee based on the net operating profit of the property for the prior year to a maximum amount of $752,000. Primary additional rent for the lease year ended September 30, 1997 was $752,000. Advances against primary additional rent of $752,000 per annum for the lease year ending September 30, 1998 are being paid.

	     Secondary additional rent is equal to 50% of the net operating profit of the property after payment of basic rent and primary additional rent for lease years ending September 30. Secondary additional rent for the lease year ended September 30, 1997 was $1,326,984.

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

4.	Supervisory Services and Related Party Transactions

	Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien & Malkin LLP. Some partners in that firm are also partners in Associates.

5.	Professional Fees and Related Party Transactions

	Payments for professional fees, including disbursements, are made to the firm of Wien & Malkin LLP. Some members of that firm are partners in Associates.

6.	First Mortgage

	(a) Effective March 1, 1995, a new first mortgage was placed on the property with the Apple Bank for Savings in the amount of $2,890,758. Annual mortgage charges are $289,157, payable in equal monthly installments, applied first to interest at the rate of 9.40% per annum and the balance to principal. The mortgage will mature on June 1, 2000, with a balance of $2,777,754.

                             250 West 57th St. Associates
                            Notes to Financial Statements
                                  December 31, 1997



6.	First Mortgage - (continued)

	(b) Prepayment privileges: The mortgage is not prepayable until March 1, 1998. Thereafter, a 3% penalty will be imposed through February 28, 1999 and a 2% penalty will be imposed until March 2, 2000. There will be no prepayment penalty if the mortgage is paid in full during the last 90 days of the term of the mortgage.

	(c)  Principal payments required to be made are as follows:

                  Year Ending December 31,

                               1998                    $   23,358
                               1999                        25,650
                               2000                     2,789,171

                                                       $2,838,179

7.	Income Taxes

	Net income is computed without regard to income tax expense, since the partnership does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

8.	Concentration of Credit Risk

	Associates maintains cash balances in a bank and in a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1997 was completely insured. The distribution account held by Wien & Malkin LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 1998.