Form 10-K, Exhibit 13
period 1997-12-31
250 WEST 57TH ST ASSOCIATES
filed 1998-04-17
CIK 100412

[LETTERHEARD OF
 WIEN & MALKIN LLP]



                                       December 2, 1997


         TO PARTICIPANTS IN 250 WEST 57TH ST. ASSOCIATES:

              We enclose the operating report of the lessee, Fisk Building Associates, for the fiscal year of the lease ended September 30, 1997. The lessee reported profit of $3,405,968 subject to addi-tional rent for the lease year ended September 30, 1997, as against profit of $4,068,953 for the lease year ended September 30, 1996.

              Additional rent for the lease year ended September 30, 1997 was $2,078,984; $752,000 was advanced against additional rent so that the balance of additional rent is $1,326,984. After deducting $19,909 for fees and expenses incurred in connection with the August 6, 1997 consent solicitation program, the balance of $1,307,075 is available for distribution and additional supervisory fee.

              Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 15% per annum on the cash investment. Accordingly, Wien & Malkin LLP received $130,708 of the additional rent and the balance of $1,176,367 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

              The additional distribution of $1,176,367 represents a return of about 32.7% on the cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that dis-tributions for the lease year ended September 30, 1997 were about 52.7% per annum.

              If you have any question about the enclosed material please communicate with the undersigned.

                                            Cordially yours,

                                            WIEN & MALKIN LLP

                                            By:  Stanley Katzman
         SK/fm
         Encs.




                            250 West 57th St. Associates
                        Computation of Additional Payment for
                        Supervisory Services and Distribution
                     For the Lease Year Ended September 30, 1997




         Secondary additional rent                       $1,326,984

         Less:  fees and expenses relating to
            the August 6, 1997 consent
            solicitation program                             19,909
                                                          1,307,075

         Primary additional rent for the lease
            year ended September 30, 1997                   752,000

                                                          2,059,075
         Less, additional basic payment of Wien &
            Malkin LLP from primary overage rent             12,000

         Total rent to be distributed                     2,047,075

         15% return on $3,600,000 investment                540,000

         Subject to additional payment at 10%
            to Wien & Malkin LLP                         $1,507,075

         Additional payment at 10%                       $  150,708

         Paid to Wien & Malkin LLP as
            advances for additional rent                     20,000

         Balance of additional payment to
                Wien & Malkin LLP                        $  130,708

         Summary:

         Additional distribution to participants         $1,176,367
         Payment to Wien & Malkin LLP, as above             130,708

         Total secondary additional rent available
            for distribution to participants and
            payment to Wien & Malkin LLP                 $1,307,075

[LETTERHEARD OF
 ROGOFF & COMPANY, P.C.
 CERTIFIED PUBLIC ACCOUNTANTS]





Fisk Building Associates
60 East 42nd Street
New York, New York 10165

Gentlemen:

        In accordance with our engagement, we have reviewed the special-purpose statement of income and expense of Fisk Building Associates for the lease year ended September 30, 1997.

	Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

	We have no knowledge of any other contingent liabilities that should be disclosed.

	Based on our review, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Fisk Building Associates, for the lease year ended September 30, 1997.


                                                Respectfully submitted

                                                /s/ Kaufman Goldstein
                                                Kaufman Goldstein




New York, New York
October 22, 1997

                             Fisk Building Associates
                          Statement of Income and Expense
                     October 1, 1996 through September 30, 1997



Income:
  Rent income                                                      $ 9,358,717
  Escalation income                                                    682,919
  Electric income, net                                                 647,656
  Other income                                                          46,604

     Total Income                                                   10,735,896

Expenses:
  Real estate taxes                                  $1,776,653
  Labor costs                                         1,855,490
  Repairs, supplies and improvements                  1,942,466
  Management and leasing                                552,148
  Fuel oil                                               95,909
  Professional fees                                     154,723
  Security                                              162,815
  Security monitor system                                41,144
  Water                                                  69,500
  Insurance                                             110,981
  Rubbish removal                                        82,798
  Telephone                                              12,317
  Advertising                                           128,149
  Miscellaneous                                          27,678

      Total expenses before rent expense                             7,012,771

Net income before rent expense                                       3,723,125
Less, Basic rent expense                                               317,157
Net income subject to primary and
  secondary additional rent                                          3,405,968
Less, Primary additional rent                                          752,000
Net income subject to secondary
  additional rent                                                  $ 2,653,968
  Secondary additional rent at 50%                                 $ 1,326,984

Computation of Additional Rent due Landlord:
  Primary additional rent                                          $   752,000
  Secondary additional rent                                          1,326,984

      Total Additional Rent                                          2,078,984

  Less, Advances against additional rent                               752,000

Additional rent due landlord                                       $ 1,326,984





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

               Further additional rent equal to 50% of the Lessee's remaining net operating income, as defined, in each lease year.