Form 10-K, Exhibit 13
period 1998-12-31
250 WEST 57TH ST ASSOCIATES
filed 1999-04-16
CIK 100412

Exhibit 13a
       [LETTERHEARD OF
        WIEN & MALKIN LLP]





                                                February 16, 1999

       To Participants in 250 West 57th St. Associates
       Federal Identification Number 13-6083380

               We enclose the annual report of 250 West 57th St. Associates, the joint venture which owns the Fisk Building at 250 West 57th Street, New York City, for the year ended December 31, 1998.
               The reported income for 1998 was $2,787,347. This was more than distributions of $2,771,636 representing the current monthly distributions totaling $720,000 per annum and the additional distribution of $2,051,636, which was paid to participants on November 30, 1998. The difference, mainly representing amortization payments on the mortgage, is an increase in capital investment.
               Since the inception of this investment, a portion of the distributions has constituted a return of capital, and has not been reportable as income. As a result, the book value on December 31, 1998 of an original cash investment of $10,000 was a deficit balance of $1,734.
               Additional rent for the lease year ended September 30, 1998 was $3,034,064 or an excess of $2,282,064 over advances of $752,000 by the lessee against additional rent ($720,000 to participants plus $32,000 to Wien & Malkin LLP). As approved by the participants, Wien & Malkin LLP received $227,959, including $2,469 deducted for fees and expenses incurred in connection with the August 6, 1997 consent solicitation program. The balance of the additional rent of $2,051,636 was distributed to the participants on November 30, 1998. The additional distribution of $2,051,636 represented an annual return of about 57% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% per annum on the cash investment so that total distributions for the year ended December 31, 1998 were about 77% on the original cash investment.
               The enclosed Schedule K-1 form(s) (Form 1065), containing 1998 tax information, must be reviewed in detail by your accountant.
               If you have any question about the enclosed material, please communicate with our office.
               Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1998.

                                                Cordially yours,
                                                WIEN & MALKIN LLP
                                                By:  Stanley Katzman
       SK:jf
       Encs.

        [LETTERHEARD OF
        ROGOFF & COMPANY, P.C.
        CERTIFED PUBLIC ACCOUNTANTS]

                                        Independent Auditor's Report


        To the Participants in
        250 West 57th St. Associates (a Partnership):



              We have audited the accompanying balance sheet of 250 West 57th St. Associates as of December 31, 1998, and the related statements of income, of partners' capital (deficit) and of cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

               In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 250 West 57th St. Associates at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.









        New York, New York
        January 30, 1999



                             250 West 57th St. Associates
                                     Balance Sheet
                                   December 31, 1998


                                        Assets

        Cash:
          Fleet Bank                                                 $   24,124
          Distribution account held by
           Wien & Malkin LLP                                             60,000
                                                                         84,124

        Fisk Building, 250 West 57th Street,
         New York City:
          Land                                            $2,117,435
          Building                             $4,940,682
          Less: Accumulated depreciation        4,940,682     -

          Building improvements                   688,000
          Less: Accumulated depreciation          688,000     -

          Tenants' installations and
            improvements                          249,791
          Less: Accumulated amortization          249,791     -       2,117,435

        Mortgage refinancing costs                            41,106
        Less: Accumulated amortization                        30,013     11,093

            Total Assets                                             $2,212,652


                Liabilities and Partners' Capital (Deficit)

        Liabilities:

          First mortgage                                             $2,814,822
          Accrued interest on first mortgage                             22,049
          Total liabilities                                           2,836,871

        Partners' Capital (Deficit), December 31, 1998               (  624,219)

            Total Liabilities and Partners' Capital (Deficit)        $2,212,652











      The Accompanying Notes are an Integral Part of these Financial Statements.
                               250 West 57th St. Associates
                                Statement of Income
                        For the Year Ended December 31, 1998





        Income:
          Basic rent                                            $  317,157
          Additional rent                                        3,034,064

              Total income                                       3,351,221

        Expenses:
          Interest on first mortgage                 $265,616
          Supervisory services                        290,428


              Total expenses                                      556,044

        Net income before amortization                          2,795,177

        Amortization of mortgage refinancing costs                  7,830

        Net income                                             $2,787,347





















   The Accompanying Notes are an Integral part of these Financial Statements.
                        250 West 57th St. Associates
                Statement of Partners' Capital (Deficit)
                           December 31, 1998





        Partners' capital (deficit), January 1, 1998                 $( 639,930)

        Add:  Net income for the year ended December 31, 1998         2,787,347
                                                                      2,147,417

        Less: Monthly distributions to participants
                January 1, 1998 through
                December 31, 1998                        $   720,000
              Distribution to participants on
                November 30, 1998 of balance of
                additional rent for the lease year
                ended September 30, 1998                   2,051,636  2,771,636

        Partners' capital (deficit), December 31, 1998               $( 624,219)





















  The Accompanying Notes are an Integral part of these Financial Statements.
                        250 West 57th St. Associates
                          Statement of Cash Flows
                  For the Year Ended December 31, 1998





        Cash flows from operating activities:

          Net income                                                 $2,787,347
          Adjustments to reconcile net income to net cash provided by operating activities:

              Amortization of mortgage refinancing costs                  7,830
              Change in accrued interest on first mortgage              (   184)

           Net cash provided by operating activities                  2,794,993

        Cash flows from financing activities:

          Monthly distributions to participants         $(  720,000)
          Distribution on November 30, 1998 of balance
            of additional rent for the lease year ended
            September 30, 1998                           (2,051,636)
          Amortization payments on first mortgage        (   23,357)

          Net cash used by financing activities                      (2,794,993)

        Net change in cash                                                   -

        Cash at beginning of year                                        84,124

        Cash at end of year                                          $   84,124




                        Supplemental Cash Flow Disclosures
                          Year Ended December 31, 1998

        Cash paid during the year for interest                       $  265,800













    The Accompanying Notes are an Integral part of these Financial Statements.
                        250 West 57th St. Associates
                      Notes to Financial Statements
                           December 31, 1998



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

	     Upon any refinancing of the first mortgage, the basic rent will be modified and will be equal to the sum of $28,000, plus an amount equal to the rate of constant payments for interest and amortization required under any such first mortgage immediately subsequent to refinancing computed on the principal balance of the mortgage immediately prior to such refinancing. Thus, in the event the first mortgage is refinanced so as to increase the principal balance, the basic rent will not be modified to include the charges on the additional portion of the mortgage. Associates will have to pay such charges out of primary additional rent described below.
                        250 West 57th St. Associates
                       Notes to Financial Statements
                           December 31, 1998



        3. Lease - (continued)

	(b) In accordance with a lease modification, effective October 1, 1984, primary additional rent is equal to the lesser of $752,000 per annum or the net operating profit of the property, as defined, after deduction of basic rent. If the full primary additional rent of $752,000 is paid, it will equal 20% of the original $3,600,000 cash investment plus $32,000 payable to Wien & Malkin LLP for supervisory services. Advances against primary additional rent are paid by the lessee based on the net operating profit of the property for the prior year to a maximum amount of $752,000. Primary additional rent for the lease year ended September 30, 1998 was $752,000. Advances against primary additional rent of $752,000 per annum for the lease year ending September 30, 1999 are being paid.

	     Secondary additional rent is equal to 50% of the net operating profit of the property after payment of basic rent and primary additional rent for lease years ending September 30. Secondary additional rent for the lease year ended September 30, 1998 was $2,282,064.

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

        6. First Mortgage

        (a) Effective March 1, 1995, a new first mortgage was placed on the property with the Apple Bank for Savings in the amount of $2,890,758. Annual mortgage charges are $289,157, payable in equal monthly installments, applied first to interest at the rate of 9.40% per annum and the balance to principal. The mortgage will mature on
        June 1, 2000, with a balance of $2,777,754.
                        250 West 57th St. Associates
                       Notes to Financial Statements
                           December 31, 1998



        6. First Mortgage - (continued)

        (b) Prepayment privileges: The mortgage is not prepayable until March 1, 1998. Thereafter, a 3% penalty will be imposed through February 28, 1999 and a 2% penalty will be imposed until March 2, 2000. There will be no prepayment penalty if the mortgage is paid in full during the last 90 days of the term of the mortgage.

        (c) Principal payments required to be made are as follows:

			Year Ending December 31,

                                 1999                    $   25,650
                                 2000                     2,789,172

                                                         $2,814,822

        7. Income Taxes

	Net income is computed without regard to income tax expense, since the partnership does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

        8. Concentration of Credit Risk

	Associates maintains cash balances in a bank and in a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1998 was completely insured. The distribution account held by Wien & Malkin LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 1999.


