Form 10-K, Exhibit 13
period 1998-12-31
250 WEST 57TH ST ASSOCIATES
filed 1999-04-16
CIK 100412

Exhibit 13b
        [LETTERHEARD OF
          WIEN & MALKIN LLP]





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

                                            Cordially yours,

                                            WIEN & MALKIN LLP

                                            By:  Stanley Katzman
         SK/fm
         Encs.


                            250 West 57th St. Associates
                        Computation of Additional Payment for
                        Supervisory Services and Distribution
                     For the Lease Year Ended September 30, 1998




         Secondary additional rent                       $2,282,064

         Primary additional rent for the lease
            year ended September 30, 1998                   752,000
                                                          3,034,064

         Less, additional basic payment of Wien &
            Malkin LLP from primary overage rent             12,000

         Total rent to be distributed                     3,022,064

         15% return on $3,600,000 investment                540,000

         Subject to additional payment at 10%
            to Wien & Malkin LLP                         $2,482,064

         Additional payment at 10%                       $  248,206

         Paid to Wien & Malkin LLP as
            advances for additional rent                     20,000

         Balance of additional payment to
                Wien & Malkin LLP                        $  228,206

         Summary:

         Additional distribution to participants         $2,053,858
         Payment to Wien & Malkin LLP, as above             228,206

         Total secondary additional rent available
            for distribution to participants and
            payment to Wien & Malkin LLP                 $2,282,064






        [LETTERHEARD OF
         ROGOFF & COMPANY, P.C.
         CERTIFIED PUBLIC ACCOUNTANT]








        Fisk Building Associates
        60 East 42nd Street
        New York, New York 10165

        Gentlemen:

                In accordance with our engagement, we have reviewed the special-purpose statement of income and expense of Fisk Building Associates for the lease year ended September 30, 1998.

                Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

                We have no knowledge of any other contingent liabilities that should be disclosed.

                Based on our review, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Fisk Building Associates, for the lease year ended September 30, 1998.







        New York, New York
        October 21, 1998


                        Fisk Building Associates
                     Statement of Income and Expense
                October 1, 1997 through September 30, 1998



        Income:
          Rent income                                               $10,373,378
          Escalation income                                             696,183
          Electric income, net                                          656,461
          Other income                                                   50,736
          Fire insurance recovery                                       398,178

             Total Income                                            12,174,936

        Expenses:
          Real estate taxes                         $1,753,110
          Labor costs                                1,875,375
          Repairs, supplies and improvements         1,549,544
          Management and leasing                       516,424
          Fuel oil                                      62,362
          Professional fees                            156,047
          Security                                     173,512
          Security monitor system                      141,014
          Water                                         68,600
          Insurance                                     86,124
          Rubbish removal                               59,596
          Telephone                                     17,475
          Advertising                                   57,951
          Miscellaneous                                 24,518

              Total expenses before rent expense                      6,541,652

        Net income before rent expense                                5,633,284
        Less, Basic rent expense                                        317,157
        Net income subject to primary and
            secondary additional rent                                 5,316,127
        Less, Primary additional rent                                   752,000
        Net income subject to secondary
            additional rent                                         $ 4,564,127

        Secondary additional rent at 50%                            $ 2,282,064

        Computation of Additional Rent due Landlord:
          Primary additional rent                                   $   752,000
          Secondary additional rent                                   2,282,064

              Total Additional Rent                                   3,034,064

          Less, Advances against additional rent                        752,000

        Additional rent due landlord                                $ 2,282,064




        The accompanying letter of transmittal and notes are an integral part of this statement.
                                Fisk Building Associates
                            Notes to Financial Statement





        Note 1 - The lease as modified effective October 1, 1984 provides for additional rent, as follows:


          Additional rent equal to the first $752,000 of the Lessee's net operating income, as defined, in each lease year.

          Further additional rent equal to 50% of the Lessee's
          remaining net operating income, as defined, in each
          lease year.