Form 10-K, Exhibit 13
period 1999-12-31
250 WEST 57TH ST ASSOCIATES
filed 2000-04-14
CIK 100412

Exhibit 13a

[LETTERHEAD OF WIEN & MALKIN LLP]




                                                February 22, 2000

To Participants in 250 West 57th St. Associates
     Federal Identification Number 13-6083380

        We enclose the annual report of 250 West 57th St. Associates, the joint venture which owns the Fisk Building at 250 West 57th Street, New York City, for the year ended December 31, 1999.
        The reported income for 1999 was $2,719,635. This was less than distributions of $2,756,660 representing the current monthly distributions totaling $720,000 per annum and the additional distribution of $2,036,660, which was paid to participants on November 30, 1999. The difference, results primarily from amortization of mortgage refinancing costs.
        Since the inception of this investment, a portion of the distributions has constituted a return of capital, and has not been reportable as income. As a result, the book value on December 31, 1999 of an original cash investment of $10,000 was a deficit balance of $1,837.
        Additional rent for the lease year ended September 30, 1999 was $3,014,956 or an excess of $2,262,956 over advances of $752,000 by the lessee against additional rent ($720,000 to participants plus $32,000 to Wien & Malkin
LLP).  As approved by the participants, Wien & Malkin LLP received $226,296.
The balance of the additional rent of $2,036,660 was distributed to the participants on November 30, 1999. The additional distribution of $2,036,660 represented an annual return of about 56.6% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% per annum on the cash investment so that total distributions for the year ended December 31, 1999 were about 76.6% on the original cash investment.
        The enclosed Schedule K-1 form(s) (Form 1065), containing 1999 tax information, must be reviewed in detail by your accountant.
        If you have any question about the enclosed material, please communicate with our office.
        Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1999.


                                        Cordially yours,
                                        WIEN & MALKIN LLP
                                        By:  Stanley Katzman
SK:jf
Encs.
                                -34-
[LETTERHEAD OF ROGOFF & COMPANY, P.C.
 CERTIFIED PUBLIC ACCOUNTANTS]


                Independent Auditor's Report


To the Participants in
  250 West 57th St. Associates (a Partnership):


	We have audited the accompanying balance sheet of 250 West 57th St. Associates as of December 31, 1999, and the related statements of income, of partners' capital (deficit) and of cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 250 West 57th St. Associates at December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.




                                      Rogoff & Company, P.C.




New York, New York
January 31, 2000
                                -35-

                250 West 57th St. Associates
                        Balance Sheet
                     December 31, 1999


                                Assets

Cash:
  Fleet Bank                                                         $   32,274
  Distribution account held by
    Wien & Malkin LLP                                                    60,000
  Fidelity Money Market Account
    (U.S. Treasury Income Portfolio)                                  1,381,731
                                                                      1,474,005

Fisk Building, 250 West 57th Street,
 New York City:
  Land                                                  $2,117,435
  Building                                  $4,940,682
  Less: Accumulated depreciation             4,940,682           -

  Building improvements                        688,000
  Less: Accumulated depreciation               688,000           -

  Tenants' installations and
    improvements                               249,791
  Less: Accumulated amortization               249,791           -

  Building improvements in progress                        244,960    2,362,395

Rent Receivable                                                          11,835

Mortgage refinancing costs                                 130,508
Less: Accumulated amortization                              73,533       56,975

    Total Assets										$3,905,210


	Liabilities and Partners' Capital (Deficit)

Liabilities:

  First mortgage                                                     $2,789,171
  Second mortgage                                                     1,500,000
  Accrued interest on mortgages                                          30,214
  Due to Fisk Building Associates                                       244,960
  Accrued expenses                                                        2,109

  Total liabilities                                                   4,566,454

Partners' Capital (Deficit), December 31, 1999                       (  661,244)

    Total Liabilities and Partners' Capital (Deficit)                $3,905,210





The Accompanying Notes are an Integral Part of these Financial Statements.
                                -36-

                     250 West 57th St. Associates
                        Statement of Income
                 For the Year Ended December 31, 1999





Income:
  Basic rent                                                $  341,274
  Additional rent                                            3,014,956
  Dividend income                                               18,392

      Total income                                           3,374,622

Expenses:
  Interest on first mortgage                                  $263,306
  Interest on second mortgage                                   24,117
  Supervisory services                                         286,296
  Professional fees                                             37,748


      Total expenses                                           611,467

Net income before amortization                               2,763,155

Amortization of mortgage refinancing costs                      43,520

Net income                                                  $2,719,635













The Accompanying Notes are an Integral part of these Financial Statements.
                                -37-

                        250 West 57th St. Associates
                 Statement of Partners' Capital (Deficit)
                         December 31, 1999






Partners' capital (deficit), January 1, 1999                 $( 624,219)

Add:  Net income for the year ended December 31, 1999         2,719,635
                                                              2,095,416

Less: Monthly distributions to participants
        January 1, 1999 through
        December 31, 1999                         $  720,000
      Distribution to participants on
        November 30, 1999 of balance of
        additional rent for the lease year
        ended September 30, 1999                   2,036,660  2,756,660

Partners' capital (deficit), December 31, 1999               $( 661,244)





















The Accompanying Notes are an Integral part of these Financial  Statements.
                                 -38-
                  250 West 57th St. Associates
                      Statement of Cash Flows
                For the Year Ended December 31, 1999





Cash flows from operating activities:

  Net income                                                    $2,719,635
  Adjustments to reconcile net income to net cash provided by operating activities:

      Amortization of mortgage refinancing costs                    43,520
      Rent receivable                                              (11,835)
      Mortgage refinancing costs                                   (89,402)
      Accrued interest on mortgages                                  8,165
      Due to Fisk Building Associates                              244,960
      Accrued expenses                                               2,109

  Net cash provided by operating activities                      2,917,152

Cash flows from investing activities:

  Improvements in progress                                        (244,960)

Cash flows from financing activities:

  Proceeds from second mortgage                                   1,500,000
  Principal payments on first mortgage                              (25,651)
  Monthly distributions to participants                            (720,000)
  Distribution on November 30, 1999 of balance
    of additional rent for the lease year
    ended September 30, 1999                                     (2,036,660)

  Net cash used by financing activities                          (1,282,311)

Net change in cash                                  1,389,881       -

Cash at beginning of year                                             84,124

Cash at end of year                                               $1,474,005



	Supplemental Cash Flow Disclosures
	Year Ended December 31, 1999

Cash paid during the year for interest                            $  279,258







The Accompanying Notes are an Integral part of these Financial Statements.
                                -39-

                        250 West 57th St. Associates
                        Notes to Financial Statements
                             December 31, 1999



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

   Amortization
   Capitalized mortgages refinancing costs of $130,508 are being charged to expense ratably during the period of the mortgage through June 1, 2000.

   Use of Estimates
   Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reportedamounts of income and expenses during the reporting period. Actual results could differ from those estimates.

3. Lease and Related Party Transactions

   (a) Effective May 1, 1975, the lease between 250 West 57th St. Associates, as lessor, and Fisk Building Associates, as lessee, provides for basic rent equal to mortgage principal and interest payments plus $28,000 payable to Wien & Malkin LLP for supervisory services.

   (b) The lease modification dated September 1, 1999 provides that, upon any further refinancing of mortgages with an aggregate principal balance up to $12,800,000 (plus refinancing costs in connection therewith), the basic rent will be modified and will be equal to the sum of $28,000, plus an amount equal to the rate of constant payments for interest and amortization (not including any balloon principal payment due at maturity) required annually under any such mortgages immediately subsequent to refinancing; provided, however, that the refinanced mortgages must be made by an institutional lender on a nonrecourse basis and the proceeds of any increase in the principal amount thereof must be used in connection with the premises.
                                -40-
                     250 West 57th St. Associates
                    Notes to Financial Statements
                           December 31, 1999



3. Lease - (continued)

   (c) In accordance with a lease modification, effective October 1, 1984, primary additional rent is equal to the lesser of $752,000 per annum or the net operating profit of the property, as defined, after deduction of basic rent. If the full primary additional rent of $752,000 is paid, it will equal 20% of the original $3,600,000 cash investment plus $32,000 payable to Wien & Malkin LLP for supervisory services. Advances against primary additional rent are paid by the lessee based on the net operating profit of the property for the prior year to a maximum amount of $752,000. Primary additional rent for the lease year ended September 30, 1999 was $752,000. Advances against primary additional rent of $752,000 per annum for the lease year ending September 30, 2000 are being paid. No other additional rent is accrued by Associates for the period between the end of the lessee's lease year ending September 30th and the end of Associate's fiscal year ending December 31st.

   Secondary additional rent is equal to 50% of the net operating profit of the property after payment of basic rent and primary additional rent for lease years ending September 30. Secondary additional rent for the lease year ended September 30, 1999 was $3,014,956.

   (d) The lessee has exercised its option to renew the lease for a period of 25 years, from October 1, 1978 through September 30, 2003. The lease modification, effective October 1, 1984, provides for an additional renewal term of 25 years from October 1, 2003 through September 30, 2028; the holders of more than 80% of the participations in 250 West 57th St. Associates have consented to the granting of options to the lessee to extend the lease for three additional 25-year renewal terms. There is no change in the terms of the lease during the renewal periods.

   (e) Some partners in Fisk Building Associates are also partners in Associates.

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

                        250 West 57th St. Associates
                       Notes to Financial Statements
                             December 31, 1999



6. First Mortgage - (continued)

   (b) Prepayment privileges: The mortgage is not prepayable until March 1, 1998. Thereafter, a 3% penalty will be imposed through February 28, 1999 and a 2% penalty will be imposed until March 2, 2000. There will be no prepayment penalty if the mortgage is paid in full during the last 90 days of the term of the mortgage.

7. Second Mortgage

   Effective September 22, 1999, a new second mortgage was placed on the property with Apple Bank for Savings in the amount of $1,500,000. Monthly payments of interest only are being made at the thirty day LIBOR rate. The mortgage will mature on June 1, 2000.

8. Income Taxes

   Net income is computed without regard to income tax expense, since the partnership does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

9. Concentration of Credit Risk

   Associates maintains cash balances in a bank, in a money market fund, and in a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1999 was completely insured. The distribution account held by Wien & Malkin LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 2000. The money market account is not insured.

10.Contingencies

   Wien & Malkin LLP and Peter L. Malkin are engaged in a dispute with Helmsley-Spear, Inc. concerning the management, leasing and supervision of the property. In this connection, certain legal and professional fees and other expenses have been paid and incurred and additional costs are expected to be incurred. The Partnership's allocable share of such costs is as yet undetermined. Accordingly, the Partnership has not provided for the expense and related liability with respect to such costs in the attached financial statements.
                                -42-