Form 10-K, Exhibit 13
period 1999-12-31
250 WEST 57TH ST ASSOCIATES
filed 2000-04-14
CIK 100412

Exhibit 13 b

[LETTERHEAD OF WIEN & MALKIN LLP]




						November 30, 1999


TO PARTICIPANTS IN 250 WEST 57TH ST. ASSOCIATES:

	We enclose the operating report of the lessee, Fisk Building Associates, for the fiscal year of the lease ended September 30, 1999. The lessee reported profit of $5,277,912 subject to addi-tional rent for the lease year ended September 30, 1999, as against profit of $5,316,127 for the lease year ended September
30, 1998.

	Additional rent for the lease year ended September 30, 1999 was $3,014,956; $752,000 was advanced against additional rent so that the balance of additional rent is $2,262,956.

	Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 15% per annum on the cash investment. Accordingly, Wien & Malkin LLP received $226,296 of the additional rent and the balance of $2,036,660 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

	The additional distribution of $2,036,660 represents a return of about 56.6% on the cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that dis-tributions for the lease year ended September 30, 1999 were about
76.6% per annum.

	If you have any question about the enclosed material please communicate with the undersigned.

Cordially yours,

WIEN & MALKIN LLP

By:  Stanley Katzman
SK/fm
Encs.
                                -43-


                        250 West 57th St. Associates
                      Computation of Additional Payment for
                      Supervisory Services and Distribution
                   For the Lease Year Ended September 30, 1999




Secondary additional rent                               $2,282,064

Primary additional rent for the lease
   year ended September 30, 1999                           752,000
                                                         3,014,956

Less, additional basic payment of Wien &
        Malkin LLP from primary overage rent                12,000

Total rent to be distributed                             3,002,956

15% return on $3,600,000 investment                        540,000

Subject to additional payment at 10%
        to Wien & Malkin LLP                            $2,462,956

Additional payment at 10%                               $  246,296

Paid to Wien & Malkin LLP as
        advances for additional rent                        20,000

Balance of additional payment to
        Wien & Malkin LLP                               $  226,296

Summary:

Additional distribution to participants                 $2,036,660
Payment to Wien & Malkin LLP, as above                     226,296

Total secondary additional rent available
	for distribution to participants and
        payment to Wien & Malkin LLP                    $2,262,956


                                -44-



[LETTERHEAD OF ROGOFF & COMPANY, P.C.
 CERTIFIED PUBLIC ACCOUNTANTS]






Fisk Building Associates
60 East 42nd Street
New York, New York 10165

Gentlemen:

        In accordance with our engagement, we have compiled the special-purpose statement of income and expense of Fisk Building Associates for the lease year ended September 30, 1999.

	Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

	We have no knowledge of any other contingent liabilities that should be disclosed.

	Based on our compilation, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Fisk Building Associates, for the lease year ended September 30, 1999.



                                        Rogoff & Company P.C.




New York, New York
October 20, 1999
                        -45-




                           Fisk Building Associates
                        Statement of Income and Expense
                 October 1, 1998 through September 30, 1999



Income:
  Rent income                                          $10,623,133
  Escalation income                                        683,653
  Electric income, net                                     759,838
  Other income                                              41,750

     Total Income                                       12,108,374

Expenses:
  Real estate taxes                         $1,799,424
  Labor costs                                1,885,147
  Repairs, supplies and improvements         1,346,455
  Management and leasing                       579,578
  Fuel oil                                      52,258
  Professional fees                            216,595
  Security                                     236,663
  Security monitor system                       82,183
  Water                                         86,600
  Insurance                                     33,704
  Rubbish removal                               51,074
  Telephone                                     24,326
  Advertising                                  106,403
  Miscellaneous                                 12,895

      Total expenses before rent expense                 6,513,305

Net income before rent expense                           5,595,069
Less, Basic rent expense                                   317,157
Net income subject to primary and
  secondary additional rent                              5,277,912
Less, Primary additional rent                              752,000
Net income subject to secondary
  additional rent                                      $ 4,525,912

Secondary additional rent at 50%                       $ 2,262,956

Computation of Additional Rent due Landlord:
  Primary additional rent                              $   752,000
  Secondary additional rent                              2,262,956

      Total Additional Rent                              3,014,956

  Less, Advances against additional rent                   752,000

Additional rent due landlord                           $ 2,262,956






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