Form 10-K, Exhibit 13
period 2000-12-31
250 WEST 57TH ST ASSOCIATES
filed 2001-04-16
CIK 100412

[LETTERHEAD OF WIEN & MALKIN LLP]






                                            March 2, 2001

To Participants in 250 West 57th St. Associates
     Federal Identification Number 13-6083380

        We enclose the annual report of 250 West 57th St. Associates, the joint venture which owns the Fisk Building at 250 West 57th Street, New York City, for the year ended December 31, 2000.
        The reported income for 2000 was $2,952,547. This was less than distributions of $2,993,151 representing the current monthly distributions totaling $720,000 per annum and the additional distribution of $2,273,151, which was paid to participants on November 30, 2000. The difference results primarily from amortization of mortgage refinancing costs. Since the inception of this investment, a portion of the distributions has constituted a return of capital, and has not been reportable as income. As a result, the book value on December 31, 2000 of an original cash investment of $10,000 was a deficit balance of $1,950.
        Additional rent for the lease year ended September 30, 2000 was $3,327,722 or an excess of $2,525,723 over advances of $801,999 by the lessee against additional rent ($720,000 to participants, $32,000 to Wien & Malkin LLP and $49,999 of interest earned on funds borrowed for the improvement program.) As approved by the participants, Wien & Malkin LLP received $252,572. The balance of the additional rent of $2,273,151 was distributed to the participants on November 30, 2000. The additional distribution of $2,273,151 represented an annual return of about 63.1% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% per annum on the cash investment so that total distributions for the year ended December 31, 2000 were about 83.1% on the original cash investment.
        The enclosed Schedule K-1 form(s) (Form 1065), containing 2000 tax information, must be reviewed in detail by your accountant.
        If you have any question about the enclosed material, please communicate with our office.
        Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 2000.

                                        Cordially yours,

                                        WIEN & MALKIN LLP

                                        By:  Stanley Katzman
SK:fm
Encs.
                                -37-


[LETTERHEAD OF ROGOFF & COMPANY, P.C.
 CERTIFIED PUBLIC ACCOUNTANTS]


                   Independent Auditor's Report


To the Participants in
  250 West 57th St. Associates (a Partnership):


	We have audited the accompanying balance sheet of 250 West 57th St. Associates as of December 31, 2000, and the related statements of income, of partners' capital (deficit) and of cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 250 West 57th St. Associates at December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.










New York, New York
February 9, 2001


                               -38-

                250 West 57th St. Associates
                        Balance Sheet
                     December 31, 2000


                          Assets
Cash:
  Fleet Bank                                                                               $   49,196
  Distribution account held by
    Wien & Malkin LLP                                                                          60,000
  Fidelity Money Market Account
     (U.S. Treasury Income Portfolio)                                                         139,008
  Emigrant Savings Bank (Money Market Fund)                                                 1,690,594
                                                                                            1,938,798

Fisk Building, 250 West 57th Street,
 New York City:
  Land                                                                 $2,117,435
  Building                                         $4,940,682
  Less: Accumulated depreciation                    4,940,682             -

  Building improvements                               688,000
  Less: Accumulated depreciation                      688,000             -

  Tenants' installations and
    improvements                                      249,791
  Less: Accumulated amortization                      249,791             -

  Building improvements in progress                                     2,198,806           4,316,241

Mortgage refinancing costs                                                516,549
Less: Accumulated amortization                                             12,557             503,992

Other investments (Note 3)                                                                       -

     Total Assets                                                                          $6,759,031


	Liabilities and Partners' Capital (Deficit)

Liabilities:

  First mortgage                                                                          $7,000,000
  Accrued interest on mortgages                                                               43,814
  Due to Fisk Building Associates                                                            415,596
  Rent received in advance                                                                     1,469

  Total liabilities                                                                        7,460,879

Partners' Capital (Deficit), December 31, 2000                                            (  701,848)

    Total Liabilities and Partners' Capital (Deficit)                                     $6,759,031


        The Accompanying Notes are an Integral Part of these Financial
        Statements.

                                -39-
                    250 West 57th St. Associates
                        Statement of Income
                For the Year Ended December 31, 2000



Income:
  Basic rent                                                          $  429,739
  Additional rent                                                      3,277,723
  Dividend income                                                         33,195
  Interest income                                                         12,721

      Total income                                                     3,753,378

Expenses:
  Interest on first mortgage				$293,299
  Interest on second mortgage				  84,969
  Supervisory services                                   312,572
  Professional fees                                       40,359


      Total expenses                                                    731,199

Net income before amortization                                        3,022,179

Amortization of mortgage refinancing costs                               69,632

Net income                                                           $2,952,547















        The Accompanying Notes are an Integral part of these Financial
        Statements.
                                -40-

                250 West 57th St. Associates
           Statement of Partners' Capital (Deficit)
                      December 31, 2000






Partners' capital (deficit), January 1, 2000                        $( 661,244)

Add:  Net income for the year ended December 31, 2000                2,952,547
                                                                     2,291,303

Less: Monthly distributions to participants
        January 1, 2000 through
        December 31, 2000                              $  720,000
      Distribution to participants on
        November 30, 2000 of balance of
        additional rent for the lease year
        ended September 30, 2000                        2,273,151     2,993,151

Partners' capital (deficit), December 31, 2000                       $( 701,848)













        The Accompanying Notes are an Integral part of these Financial
        Statements.
                                -41-

                      250 West 57th St. Associates
                        Statement of Cash Flows
                For the Year Ended December 31, 2000





Cash flows from operating activities:

  Net income                                                 $2,952,547
  Adjustments to reconcile net income to net
    cash provided by operating activities:

      Amortization of mortgage refinancing costs                 69,632
      Rent receivable                                            13,304
      Mortgage refinancing costs                               (516,649)
      Accrued interest on mortgages                              13,600
      Due to Fisk Building Associates                           170,636
      Accrued expenses                                           (2,109)

  Net cash provided by operating activities                   2,700,961

Cash flows from investing activities:

  Improvements in progress                                  (1,953,846)

Cash flows from financing activities:

  Proceeds from first mortgage                               7,000,000
  Principal payments on second mortgage                     (1,500,000)
  Principal payments on first mortgage                      (2,789,171)
  Monthly distributions to participants                       (720,000)
  Distribution on November 30, 2000 of balance
    of additional rent for the lease year
    ended September 30, 2000                                (2,273,151)

  Net cash used by financing activities                     (  282,322)

Net change in cash                                             464,793

Cash at beginning of year                                    1,474,005

Cash at end of year                                         $1,938,798



	Supplemental Cash Flow Disclosures
	Year Ended December 31, 2000

Cash paid during the year for interest                      $  364,668





The Accompanying Notes are an Integral part of these Financial
Statements.
                        -42-

                250 West 57th St. Associates
                Notes to Financial Statements
                    December 31, 2000

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

3.	Other Investments

	In 2000, Associates received 3,152 shares of common stock of Broadband
        Office, Inc., warrants to acquire 8,107 shares and 6,600 shares of common stock of Gillette Global Network, Inc. ("Gillette") and ENN
        Providers, Inc. ("Narrowcast"), respectively, (each of the aforementioned companies collectively referred to as the "Companies").
        The stock and warrants were provided to Associates for allowing the
        Companies, at little or no cost to Associates to wire the building to provide high speed internet access and other telecommunications services, the installation of monitors in the building's elevator cabs to display current news and weather reports, advertisements and building information messages.  The Lessee received an equal amount of shares and warrants.  In addition, the Lessee will receive from 5% to 10% of the revenues generated by such services from
        advertising     and subscriptions with tenants of the building.  No
        income from these sources was earned in 2000.  The warrants are exercisable, generally, following an initial public offering ("IPO")
        of each of the Companies. There is no expectation that such an IPO will occur at anytime soon.  The Gillette and Narrowcast warrants expire on
        August 29, 2003 and August 17, 2005, respectively.  There are restrictions as to the transfer of stock and there is no current market for the warrants or the stock.  Since they did not have an ascertainable value as of the date they were granted or at December 31,
        2000, no amounts have been recorded in the accompanying financial statements for such warrants or stock.

                                -43-
                        250 West 57th St. Associates
                      Notes to Financial Statements
                           December 31, 2000



4.  Lease and Related Party Transactions

    (a) Effective May 1, 1975, the lease between 250 West 57th St. Associates, as lessor, and Fisk Building Associates, as lessee, provides for basic rent equal to mortgage principal and interest payments plus $28,000 payable to Wien & Malkin LLP for supervisory services.

    (b) The lease modification dated November 17, 2000 provides that the basic rent will be equal to the sum of $28,000, plus the installment payments for interest and amortization (not including any balloon principal payment due at maturity) required annually under the new $15,500,000 first mortgage loan (the "First Mortgage") from Emigrant Savings Bank. Basic rent is payable in monthly installments on the first day of each calendar month in an amount equal to $2,333.33 plus the projected debt service due on the First Mortgage on the first day of the ensuing calendar month (with a reconciliation to be made as soon as practicable thereafter); provided, however, that basic rent due on December 1, 2000 shall include interest prepaid at the closing of the First Mortgage or accrued thereafter. Basic rent shall be adjusted on a dollar-for-dollar basis by changes in the annual debt service on the First Mortgage.

    (c) In accordance with a lease modification, effective October 1, 1984, primary additional rent is equal to the lesser of $752,000 per annum or the net operating profit of the property, as defined, after deduction of basic rent. If the full primary additional rent of $752,000 is paid, it will equal 20% of the original $3,600,000 cash investment plus $32,000 payable to Wien & Malkin LLP for supervisory services. Advances against primary additional rent are paid by the lessee based on the net operating profit of the property for the prior year to a maximum amount of $752,000. Primary additional rent for the lease year ended September 30, 2000 was $752,000.
Advances against primary additional rent of $752,000 per annum for the lease year ending September 30, 2001 are being paid. No other additional rent is accrued by Associates for the period between the end of the lessee's lease year ending September 30th and the end of Associate's fiscal year ending December 31st.

      Secondary additional rent is equal to 50% of the net operating profit of the property after payment of basic rent and primary additional rent for lease years ending September 30. Secondary additional rent for the lease year ended September 30, 2000 was $2,525,723.

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

                                -44-

                  250 West 57th St. Associates
                Notes to Financial Statements
                        December 31, 2000



5.  Supervisory Services and Related Party Transactions

    Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien & Malkin LLP. Some partners in that firm are also partners in Associates.

6.  Professional Fees and Related Party Transactions

    Payments for professional fees, including disbursements, are made to the firm of Wien & Malkin LLP. Some members of that firm are partners in Associates.

7.  First Mortgage

    (a) Effective November 17, 2000, a new first mortgage was placed on the property with Emigrant Savings Bank in the amount of $15,500,000. The
Mortgage matures on December 1, 2005. At the closing, the amount of $7,000,000 was advanced to pay off the existing first and second mortgages held by Apple Bank for Savings and to pay for closing and related costs and the costs of improvements made to the property. The balance of the first mortgage loan will be advanced in stages through May 31, 2003 to pay for additional improvements to the property.

    Monthly payments under the mortgage are interest only. Amounts advanced at the closing bear interest at the rate of 7.511% throughout the term of the mortgage. Amounts advanced after the closing will bear interest at a floating rate equal to 1.65 percentage points above 30, 60, 90, 180 or 360 day LIBOR or the yield on 30-day U.S. Treasury Securities, as selected by Associates.

    On June 1, 2003 the interest rate on all amounts advanced following the closing will be converted to a fixed rate equal to 1.65 percentage points above the then-current yield on U.S. Treasury Securities having the closest maturity to December 1, 2005.

    (b) The mortgage may be prepaid at any time, in whole only, upon payment of a prepayment of penalty based on a yield maintenance formula. There will be no prepayment penalty if the mortgage is paid in full during the last 90 days of the term thereof.

8.  Income Taxes

    Net income is computed without regard to income tax expense, since the partnership does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

9.  Concentration of Credit Risk

    Associates maintains cash balances in a bank, in a money market fund, and in a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 2000 was completely insured. The distribution account held by Wien & Malkin LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 2001. The money market account is not insured.



                                -45-


                 250 West 57th St. Associates
                 Notes to Financial Statements
                    December 31, 2000



10.  Contingencies

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





                                    -46-
