Form 10-K, Exhibit 13
period 2000-12-31
250 WEST 57TH ST ASSOCIATES
filed 2001-04-16
CIK 100412

[LETTERHEAD OF WIEN & MALKIN LLP]







						November 30, 2000


TO PARTICIPANTS IN 250 WEST 57TH ST. ASSOCIATES:

	We enclose the operating report of the lessee, Fisk Building Associates, for the fiscal year of the lease ended September 30, 2000. The lessee reported profit of $5,903,444 subject to addi-tional rent for the lease year ended September 30, 2000, as against profit of $5,277,912 for the lease year ended September
30, 1999.

	Additional rent for the lease year ended September 30, 2000 was $3,327,722; $801,999 was advanced against additional rent so that the balance of additional rent is $2,525,723.

	Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 15% per annum on the cash investment. Accordingly, Wien & Malkin LLP received $252,572 of the additional rent and the balance of $2,273,151 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

	The additional distribution of $2,273,151 represents a return of about 63.1% on the cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that dis-tributions for the lease year ended September 30, 2000 were about
83.1% per annum.

	If you have any question about the enclosed material please communicate with the undersigned.

                                        Cordially yours,

                                        WIEN & MALKIN LLP

                                        By:  Stanley Katzman
SK/fm
Encs.

                  250 West 57th St. Associates
           Computation of Additional Payment for
            Supervisory Services and Distribution
         For the Lease Year Ended September 30, 2000


Secondary additional rent                        $2,525,723

Primary additional rent for the lease
   year ended September 30, 2000                    752,000
                                                  3,277,723

Less, additional basic payment of Wien &
	Malkin LLP from primary overage rent	     12,000

Total rent to be distributed                      3,265,723

15% return on $3,600,000 investment                 540,000

Subject to additional payment at 10%
        to Wien & Malkin LLP                     $2,725,723

Additional payment at 10%                       $   272,572

Paid to Wien & Malkin LLP as
        advances for additional rent                 20,000

Balance of additional payment to
        Wien & Malkin LLP                        $  252,572

Summary:

Additional distribution to participants          $2,273,151
Payment to Wien & Malkin LLP, as above              252,572

Total secondary additional rent available
	for distribution to participants and
        payment to Wien & Malkin LLP             $2,525,723

[LETTERHEAD OF ROGOFF & COMPANY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS]








Fisk Building Associates
60 East 42nd Street
New York, New York 10165

Gentlemen:

	In accordance with our engagement, we have compiled the special-purpose statement of income and expense of Fisk Building Associates for the lease year ended September 30, 2000.

	Our engagement included the examination of statements of receipts and disbursements for the property, together with supporting records, but did not include the verification by direct communication of the income from tenants or liabilities and disbursements to vendors.

	We have no knowledge of any other contingent liabilities that should be disclosed.

	Based on our compilation, subject to the above, the accompanying special-purpose statement of income and expense presents fairly the net operating income, as defined, for the computation of additional rent, of Fisk Building Associates, for the lease year ended September 30, 2000.








New York, New York
October 23, 2000

                        Fisk Building Associates
                     Statement of Income and Expense
                October 1, 1999 through September 30, 2000



Income:
  Rent income                                                $11,332,902
  Escalation income                                              629,162
  Electric income, net                                           809,577
  Other income                                                   124,892

     Total Income                                             12,896,533

Expenses:
  Real estate taxes                           $1,806,333
  Labor costs                                  2,035,706
  Repairs, supplies and improvements             789,112
  Management and leasing                         856,811
  Fuel oil                                        96,964
  Professional fees                              366,327
  Security                                       228,188
  Security monitor system                         83,328
  Water                                           73,975
  Insurance                                       51,900
  Rubbish removal                                 46,979
  Telephone                                       27,334
  Advertising                                    147,953
  Miscellaneous                                   19,159

      Total expenses before rent expense                       6,630,069

Net income before rent expense                                 6,266,464
Less, Basic rent expense                                         363,020
Net income subject to primary and
  secondary additional rent                                    5,903,444
Less, Primary additional rent                                    752,000
Net income subject to secondary
  additional rent                                            $ 5,151,444

Secondary additional rent at 50%                             $ 2,575,722

Computation of Additional Rent due Landlord:
  Primary additional rent                                    $   752,000
  Secondary additional rent                                    2,575,722

      Total Additional Rent                                    3,327,722

  Less, Advances against additional rent                         801,999*

Additional rent due landlord                                 $ 2,525,723

*Consisting of primary additional rent of $752,000 and $49,999 of interest earned and retained by 250 West 57th St. Associates on funds borrowed for the improvement program.




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