Form 10-K, Exhibit 13
period 2001-12-31
250 WEST 57TH ST ASSOCIATES
filed 2002-04-15
CIK 100412

[LETTERHEAD OF WIEN & MALKIN LLP]






                                                March 8, 2002

To Participants in 250 West 57th St. Associates L.L.C.
     Federal Identification Number 13-6083380

        We enclose the annual report of 250 West 57th St. Associates L.L.C., the limited liability company which owns the Fisk Building at 250 West 57th Street, New York City, for the year ended December 31, 2001.
        The reported income for 2001 was $3,058,314. This was less than distributions of $3,179,150 representing the current monthly distributions totaling $720,000 per annum and the additional distribution of $2,459,150, which was paid to participants on November 30, 2001. The difference results primarily from amortization of mortgage refinancing costs.
        Since the inception of this investment, a portion of the distributions has constituted a return of capital, and has not been reportable as income.
As a result, the book value on December 31, 2001 of an original cash investment of $10,000 was a deficit balance of $2,285.
        Additional rent for the lease year ended September 30, 2001 was $3,547,930 or an excess of $2,732,389 over advances of $815,541 by the lessee against additional rent ($720,000 to participants, $32,000 to Wien & Malkin
LLP and $63,541 of interest earned on funds borrowed for the improvement program.) As approved by the participants, Wien & Malkin LLP received
$273,239. The balance of the additional rent of $2,459,150 was distributed to the participants on November 30, 2001. The additional distribution of $2,459,150 represented an annual return of about 68.31% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% per annum on the cash investment so that total distributions for the year ended December 31, 2001 were about 88.31% on the original cash investment.
        The joint venture was converted to a limited liability company on November 30, 2001. Fees and costs of $13,325 were paid to Wien & Malkin LLP at its customary rates in connection with this conversion.
        The enclosed Schedule K-1 form(s) (Form 1065), containing 2001 tax information, must be reviewed in detail by your accountant.
        If you have any question about the enclosed material, please communicate with our office.
        Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 2001.


                                        Cordially yours,
                                        WIEN & MALKIN LLP
                                        By:  Stanley Katzman
SK:fm
Encs.






[LETTERHEAD OF ROGOFF & COMPANY, P.C.
CERTIFIED PUBLIC ACCOUNTANTS]




	Independent Auditor's Report


To the Participants in
  250 West 57th St. Associates L.L.C. (a Partnership):


	We have audited the accompanying balance sheet of 250 West 57th St. Associates L.L.C. as of December 31, 2001, and the related statements of income, of members' capital (deficit) and of cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

	We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 250 West
57th St. Associates L.L.C. at December 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.










New York, New York
February 25,2002


                250 West 57th St. Associates L.L.C.
                        Balance Sheet
                      December 31, 2001



	Assets

Cash and Cash Equivalents:
  Fleet Bank                                                    $   112,962
  Emigrant Savings Bank                                             100,000
  Distribution account held by
    Wien & Malkin LLP                                                60,000
  Fidelity Money Market Account
    (U.S. Treasury Income Portfolio)                                132,078
  Emigrant Savings Bank (Money Market Fund)                         561,642
											   966,682

Fisk Building, 250 West 57th Street,
  New York City:
    Land                                                2,117,435
    Building                               4,940,682
    Less: Accumulated depreciation         4,940,682          -

    Building improvements                 5,659,421
    Less: Accumulated depreciation          739,722     4,919,699 7,037,134

  Mortgage refinancing costs				  516,618
  Less:  Accumulated amortization                         115,077   401,541

  Other investments (Note 3)                                           -

        Total Assets                                             $8,405,357

                Liabilities and Members' Capital (Deficit)

Liabilities:

  First mortgage                                                 $7,000,000
  Accrued interest on mortgage                                       43,814
  Due to Fisk Building Associates                                 2,170,902
  Accrued expenses                                                   13,325

  Total liabilities                                               9,228,041

Members' capital (deficit), December 31, 2001			  (822,684)

        Total Liabilities and Members' Capital (Deficit)        $8,405,357









The Accompanying Notes are an Integral Part of these Financial
Statements.


	250 West 57th St. Associates L.L.C.
              Statement of Income
	For the Year Ended December 31, 2001







Income:
  Basic rent                                               $  553,770
  Additional rent                                           3,484,389
  Dividend income                                               5,570
  Interest income                                              48,491

    Total income                                            4,092,220

Expenses:
  Interest on first mortgage                  $525,770
  Supervisory services                         333,239
  Professional fees                             20,655


      Total expenses                                          879,664

Net income before depreciation and amortization             3,212,556

Depreciation of building improvement            51,722
Amortization of mortgage refinancing costs     102,520

      Total depreciation and amortization                    154,242

Net income                                                $3,058,314





















The Accompanying Notes are an Integral part of these Financial
Statements.


                250 West 57th St. Associates L.L.C.
              Statement of Members' Capital (Deficit)
                           December 31, 2001










Members' capital (deficit), January 1, 2001                     $( 701,848)


Add:  Net income for the year ended December 31, 2001            3,058,314
												 2,356,466

Less: Monthly distributions to members
        January 1, 2001 through
        December 31, 2001                           $  720,000
      Distribution to members on
        November 30, 2001 of balance of
        additional rent for the lease year
        ended September 30, 2001                     2,459,150  3,179,150


Members' capital (deficit), December 31, 2001                  $( 822,684)




















The Accompanying Notes are an Integral part of these Financial
Statements.


                250 West 57th St. Associates L.L.C.
                        Statement of Cash Flows
                For the Year Ended December 31, 2001





Cash flows from operating activities:

  Net income                                                      $3,058,314
  Adjustments to reconcile net income to net cash provided by operating activities:

      Depreciation of building improvements                           51,722
      Amortization of mortgage refinancing costs                     102,520
      Mortgage refinancing costs                                         (69)
      Rent received in advance                                        (1,469)
      Due to Fisk Building Associates                              1,755,306
      Accrued expenses                                                13,325

  Net cash provided by operating activities                        4,979,649

Cash flows from investing activities:

  Additions to building improvements                              (2,772,615)

Cash flows from financing activities:

  Monthly distributions to members                                  (720,000)
  Distribution on November 30, 2001 of balance
    of additional rent for the lease year
    ended September 30, 2001                                      (2,459,150)

  Net cash used by financing activities                           (3,179,150)

Net change in cash and cash equivalents                             (972,116)
Cash and cash equivalents at beginning of year                     1,938,798

Cash and cash equivalents at end of year                          $  966,682



	Supplemental Cash Flow Disclosures
	Year Ended December 31, 2001

Cash paid during the year for interest                           $  525,770











The Accompanying Notes are an Integral part of these Financial
Statements.


             250 West 57th St. Associates L.L.C.
                Notes to Financial Statements
                  December 31, 2001




1.  Business Activity

250 West 57th St. Associates L.L.C. ("Company") is a limited liability company which owns an office building located in New
York City.  The building is net leased to Fisk Building
Associates.

Effective November 30, 2001, 250 West 57th St. Associates ("Associates") converted from a joint venture to a limited liability company. Ownership percentages were unchanged by the conversion, and the partnership's income tax basis in its assets and liabilities carried over to the limited liability company.

2.  Significant Accounting Policies

Basis of Presentation
The financial statements have been prepared on the accrual basis of accounting.

Depreciation
Depreciation of the cost of the building was computed by the straight-line method over estimated useful life of 30 years through September 30, 1983.

The cost of the building improvements was depreciated by the straight-line method over various periods from date of completion of improvement through September 30, 1983. The costs of building improvements completed in 2001 are being depreciated over an estimated useful life of 39 years.

Amortization
Capitalized mortgages refinancing costs of $516,618 are being charged to expense ratably during the period of the mortgage through December 1, 2005.

Cash Equivalents
For purposes of the statement of cash flows, money market funds are considered to be cash equivalents.

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





                250 West 57th St. Associates L.L.C.
                   Notes to Financial Statements
                        December 31, 2001

3.  Other Investments

In 2000, the Lessee received shares of common stock and warrants from certain unrelated companies in exchange for permission for those companies to provide high speed internet access and other telecommunication services to the building. Company received an equal amount of shares and warrants. The Lessee will receive from 5% to 10% of the revenues generated by such services from advertising and subscriptions with tenants of the building. There are restrictions as to the transfer of the stock, and neither the warrants nor the stock have an ascertainable value as of the balance sheet date.
Accordingly, the accompanying financial statements do not reflect any value for these securities.

4.  Lease and Related Party Transactions

(a) Effective May 1, 1975, the lease between 250 West 57th St. Associates L.L.C., as lessor, and Fisk Building Associates, as lessee, provides for basic rent equal to mortgage principal and interest payments plus $28,000 payable to Wien & Malkin LLP for supervisory services.

(b) The lease modification dated November 17, 2000 provides that the basic rent will be equal to the sum of $28,000, plus the installment payments for interest and amortization (not including any balloon principal payment due at maturity) required annually under the new $15,500,000 first mortgage loan (the "First Mortgage") from Emigrant Savings Bank. Basic rent is payable in monthly installments on the first day of each calendar month in an amount equal to $2,333.33 plus the projected debt service due on the First Mortgage on the first day of the ensuing calendar month (with a reconciliation to be made as soon as practicable thereafter). Basic rent shall be adjusted on a dollar-for-dollar basis by changes in the annual debt service on the First Mortgage.

(c) In accordance with a lease modification, effective October 1, 1984, primary additional rent is equal to the lesser of $752,000 per annum or the net operating profit of the property, as defined, after deduction of basic rent. If the full primary additional rent of $752,000 is paid, it will equal 20% of the original $3,600,000 cash investment plus $32,000 payable to Wien & Malkin LLP for supervisory services. Advances against primary additional rent are paid by the lessee based on the net operating profit of the property for the prior year to a maximum amount of $752,000. Primary additional rent for the lease year ended September 30, 2001 was $752,000. Advances against primary additional rent of $752,000 per annum for the lease year ending September 30, 2002 are being paid. No other additional rent is accrued by Company for the period between the end of the lessee's lease year ending September 30th and the end of Company's fiscal year ending December 31st.

     Secondary additional rent is equal to 50% of the net operating profit of the property after payment of basic rent and primary additional rent for lease years ending September
30. Secondary additional rent for the lease year ended September 30, 2001 was $2,732,389.



                250 West 57th St. Associates L.L.C.
                   Notes to Financial Statements
                        December 31, 2001



4.  Lease and Related Party Transactions - continued

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

(e) Some partners in Fisk Building Associates are also members in Company.

5.  Supervisory Services and Related Party Transactions

Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien &
Malkin LLP. Some partners in that firm are also members in Company.

6.  Professional Fees and Related Party Transactions

Payments for professional fees, including disbursements, are made to the firm of Wien & Malkin LLP. Some members of that firm are members in Company.

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

Monthly payments under the mortgage are interest only. Amounts advanced at the closing bear interest at the rate of 7.511% throughout the term of the mortgage. Amounts advanced after the closing will bear interest at a floating rate equal to 1.65 percentage points above 30, 60, 90, 180 or 360 day LIBOR or the yield on 30-day U.S. Treasury Securities, as selected by Company.

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



                250 West 57th St. Associates L.L.C.
                  Notes to Financial Statements
                        December 31, 2001


8.  Income Taxes

Net income is computed without regard to income tax expense, since the partnership does not pay a tax on its income;
instead, any such taxes are paid by the members in their individual capacities.

9.  Concentration of Credit Risk

Company maintains cash balances in a bank and money market funds. The Federal Deposit Insurance Corp. insures bank balances up to $100,000 each.

Uninsured balances amount to approximately $766,682 as at December 31, 2001 as follows:

Uninsured balances amount to $766,682 as at December 31, 2001 as follows:

               Cash in Bank                          $ 72,962

               Investment in Fidelity Money
                  Market Trust Fund (U.S.
                  Treasury Income Portfolio)          132,078
               Investment in Emigrant Savings
                  Bank (Money Market Fund)            561,642
                                                     $766,682

The funds held in the distribution account were paid to the members on January 1, 2002.

10.  Contingencies

Wien & Malkin LLP and Peter L. Malkin are engaged in a dispute with Helmsley-Spear, Inc. concerning the management, leasing and supervision of the property that is subject to the net lease to the operating lessee. In this connection, certain legal and professional fees and other expenses have been paid and incurred by Wien & Malkin LLP and Mr. Malkin, and additional costs are expected to be incurred. Wien & Malkin LLP and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorizes payment by Company or (b) a participant voluntarily agrees that his or her proportionate share be paid. Accordingly, Company's allocable share of such costs is as yet undetermined, and Company has not provided for the expense and related liability with respect to such costs in these financial statements.

The original action commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the arbitrators, which was confirmed by the court, (i) reaffirms the right of the partners in the lessee to vote to terminate Helmsley-Spear, Inc. without cause, (ii) dismisses Helmsley-Spear, Inc.'s claims against Wien & Malkin LLP, and (iii) rejects the termination of Helmsley-Spear, Inc. for cause. Parts of the decision of the court are under appeal.