Form 10-K, Exhibit 13
period 2001-12-31
250 WEST 57TH ST ASSOCIATES
filed 2002-04-15
CIK 100412

[LETTERHEAD OF WIEN & MALKIN LLP]






							November 30, 2001



TO PARTICIPANTS IN 250 WEST 57TH ST. ASSOCIATES:

      We enclose the operating report of the lessee, Fisk Building Associates, for the fiscal year of the lease ended September 30, 2001. The lessee reported profit of $6,343,859 subject to additional rent for the lease year ended September 30, 2001, as against profit of $5,903,444 for the lease year ended September 30, 2000.

      Additional rent for the lease year ended September 30, 2001 was $3,547,930; $815,541 was advanced against additional rent so that the balance of additional rent is $2,732,389.

      Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 15% per annum on the cash investment. Accordingly, Wien & Malkin LLP received $273,239 of the additional rent and the balance of $2,459,150 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

      The additional distribution of $2,459,150 represents a return of about 68.31% on the cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that distributions for the lease year ended September 30, 2001 were about 88.31% per annum.

      If you have any question about the enclosed material please communicate with the undersigned.

                                        Cordially yours,

                                        WIEN & MALKIN LLP

                                        By:  Stanley Katzman
SK/fm
Encs.






                        250 West 57th St. Associates
                    Computation of Additional Payment for
                    Supervisory Services and Distribution
                 For the Lease Year Ended September 30, 2001


        Secondary additional rent                        $2,732,389

        Primary additional rent for the lease
           year ended September 30, 2001                    752,000
                                                          3,484,389

        Less, additional basic payment to Wien &
          Malkin LLP from primary overage rent               12,000

        Total rent to be distributed                      3,472,389

        15% return on $3,600,000 investment                 540,000

        Subject to additional payment at 10%
          to Wien & Malkin LLP                           $2,932,389

        Additional payment at 10%                       $   293,239

        Paid to Wien & Malkin LLP as
          advances for additional rent                       20,000

        Balance of additional payment to
          Wien & Malkin LLP                              $  273,239

        Summary:

        Additional distribution to participants          $2,459,150
        Payment to Wien & Malkin LLP, as above              273,239

        Total secondary additional rent available
	for distribution to participants and
        payment to Wien & Malkin LLP                     $2,732,389






[LETTERHEAD OF ROGOFF & COMPANY P.C.]







                Accountants' Compilation Report



Fisk Building Associates
60 East 42nd Street
New York, New York 10165


We have compiled the special-purpose statement of income and expense of Fisk Building Associates for the lease year ended September 30, 2001 for the determination of additional rent due to 250 West 57th St. Associates in accordance with paragraph 2 (B) of the lease, as modified, between Fisk Building Associates and 250 West 57th St. Associates. Such report is not intended to be a presentation in conformity with generally accepted accounting principles. Our engagement was conducted in accordance with Statements for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting, in the form of financial statements, information that is the representation of management. We have not audited or reviewed the accompanying special-purpose financial statement and, accordingly, do not express an opinion or any other form of assurance on it.

This report is intended solely for the information and use of the managements of Fisk Building Associates and 250 West 57th Street
Associates, and should not be used for any other purpose.







New York, New York
October 19, 2001




                Fisk Building Associates
	Special Purpose Statement of Income and Expense
           October 1, 2000 through September 30, 2001



Income:
  Rent income                                            $11,653,584
  Escalation income                                          766,647
  Electric income, net                                       748,461
  Other income                                               149,629

    Total Income                                         $13,318,321

Expenses:
  Real estate taxes                           $1,865,604
  Labor costs                                  2,210,149
  Repairs, supplies and improvements             761,356
  Management and leasing                         373,847
  Fuel oil                                       146,345
  Professional fees                              327,435
  Security                                       226,907
  Security monitor system                         80,769
  Water                                           64,025
  Insurance                                       83,700
  Rubbish removal                                 33,661
  Telephone                                       34,157
  Advertising                                    214,885
  Miscellaneous                                   16,168

      Total expenses before rent expense                     6,439,008

Net income before rent expense                               6,879,313
Less, Basic rent expense                                       535,454
Net income subject to primary and
  secondary additional rent                                  6,343,859
Less, Primary additional rent                                  752,000
Net income subject to secondary
  additional rent                                          $ 5,591,859

Secondary additional rent at 50%                           $ 2,795,930

Computation of Additional Rent due Landlord:
Primary additional rent                                    $   752,000
  Secondary additional rent                                  2,795,930

      Total Additional Rent                                  3,547,930

  Less, Advances against additional rent                       815,541*

Additional rent due landlord                               $ 2,732,389

*Consisting of primary additional rent of $752,000 and $63,341 of interest earned and retained by 250 West 57th St. Associates on funds borrowed for the improvement program.




See accompanying Accountants' Compilation Report and Selected Information.



                Fisk Building Associates
                  Selected Information





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