Form 10-K, Exhibit 13
period 2002-12-31
250 WEST 57TH ST ASSOCIATES
filed 2003-04-15
CIK 100412

[LETTERHEAD OF WIEN & MALKIN LLP]




                                                March 12, 2003


To Members and Participants in 250 West 57th St. Associates L.L.C.
     Federal Identification Number 13-6083380

        We enclose the annual report of 250 West 57th St. Associates L.L.C., for the year ended December 31, 2002. The limited liability company owns the Fisk Building at 250 West 57th Street, New York City.

        The reported income for 2002 was $1,496,438. This was less than distri-butions of $1,860,452 representing the current monthly distributions totaling $720,000 per annum and the additional distribution of $1,140,452, which was paid to participants on November 29, 2002. The difference results primarily from depreciation of building improvements and amortization of mortgage refin-ancing costs.

        Since the inception of this investment, a portion of the distributions has constituted a return of capital, and has not been reportable as income.
As a result, the book value on December 31, 2002 of an original cash investment of $10,000 was a deficit balance of $3,296.

        Additional rent for the lease year ended September 30, 2002 was $1,920,029 (including $15,396 of interest earned and retained on funds borrowed for the improvement program loan funds) or an excess of $1,168,029 over advances of $752,000 by the lessee against additional rent ($720,000 to participants, $32,000 to Wien & Malkin LLP). As approved by the participants, Wien & Malkin LLP received $126,717 of the additional rent and $1,140,452 was distributed to the participants on November 29, 2002. The additional distri-bution of $1,140,452, including dividend income from prior years, represented an annual return of about 31.7% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% per annum on the cash investment so that total distributions for the year ended December 31, 2002 were about 51.7% on the original cash investment.

        The enclosed Schedule K-1 form(s) (Form 1065), containing 2002 tax information, must be reviewed in detail by your accountant.

        If you have any question about the enclosed material, please communi-cate with our office.

        Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 2002.

                                        Cordially yours,
                                        WIEN & MALKIN LLP
                                        By:  Stanley Katzman
SK:dm
Encs.




[LETTERHEAD OF ROFOGG & COMPANY, P.C.
CERTIFIED PUBLIC ACCONTANTS]




                Independent Auditor's Report


To the Participants in
  250 West 57th St. Associates L.L.C.


	We have audited the accompanying balance sheet of 250 West 57th St. Associates L.L.C. as of December 31, 2002 and the related statements of income, of members' deficit and of cash flows for the year then ended. These financial statements are the responsibility of management.
 Our responsibility is to express an opinion on these financial statements based on our audit.

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

	In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 250 West
57th St. Associates L.L.C. at December 31, 2002 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.










New York, New York
February 7, 2003


                250 West 57th St. Associates L.L.C.
                          Balance Sheet
                       December 31, 2002



	Assets

Cash and Cash Equivalents:
  Fleet Bank                                           $    64,279
  Emigrant Savings Bank                                    100,000
  Distribution account held by
    Wien & Malkin LLP                                       60,000
  Emigrant Savings Bank (Money Market Fund)              1,982,538
                                                         2,206,817

Rent receivable                                              5,669

Fisk Building, 250 West 57th Street,
  New York City:
    Land                                        2,117,435
    Building                         4,940,682
    Less: Accumulated depreciation   4,940,682         -

    Building improvements            8,313,123
    Less: Accumulated depreciation     898,184 7,414,939
    Improvements in progress                     138,227 9,670,601

  Mortgage refinancing costs                     517,770
  Less:  Accumulated amortization                217,795   299,975

  Other investments (Note 3)                                    -

       Total Assets                                    $12,183,062

	Liabilities and Members' Capital (Deficit)

Liabilities:

  First mortgage - Emigrant Savings Bank               $12,000,000
  Accrued interest on first mortgage                        55,777
  Due to Fisk Building Associates                        1,313,983

  Total liabilities                                     13,369,760

Members' (deficit), December 31, 2002                   (1,186,698)

    Total Liabilities and Members' (Deficit)           $12,183,062










The Accompanying Notes are an Integral Part of these Financial
Statements.


	250 West 57th St. Associates L.L.C.
                Statement of Income
	For the Year Ended December 31, 2002







Income:
  Basic rent                                       $  629,656
  Additional rent                                   1,904,633
  Dividend income                                       2,523
  Interest income                                      10,746

      Total income                                  2,547,558

Expenses:
  Interest on first mortgage               $601,655
  Supervisory services                      186,717
  Professional fees                           1,568


      Total expenses                                  789,940

Net income before depreciation and amortization     1,757,618

Depreciation of building improvements       158,462
Amortization of mortgage refinancing costs  102,718

   Total depreciation and amortization                261,180

Net income                                         $1,496,438























The Accompanying Notes are an Integral part of these Financial
Statements.

	250 West 57th St. Associates L.L.C.
            Statement of Members' Deficit
                   December 31, 2002





Members' deficit, January 1, 2002                            $(  822,684)


Add:  Net income for the year ended December 31, 2002          1,496,438
                                                                 673,754

Less: Monthly distributions to members
        January 1, 2002 through
        December 31, 2002                       $  720,000
      Distribution on November 29, 2002 of
        balance of additional rent for the
        lease year ended September 30, 2002      1,140,452     1,860,452


Members' deficit, December 31, 2002                          $(1,186,698)


























The Accompanying Notes are an Integral part of these Financial
Statements.

	250 West 57th St. Associates L.L.C.
             Statement of Cash Flows
	For the Year Ended December 31, 2002





Cash flows from operating activities:

  Net income                                               $1,496,438
  Adjustments to reconcile net income to net cash provided by operating activities:

      Depreciation of building improvements                   158,462
      Amortization of mortgage refinancing costs              102,718
      Mortgage refinancing costs                               (1,152)
      Rent receivable                                          (5,669)
      Due to Fisk Building Associates                        (856,919)
      Accrued expenses                                         (1,362)

  Net cash provided by operating activities                   892,516

Cash flows from investing activities:

  Additions to building improvements                       (2,791,929)

Cash flows from financing activities:

  Increase in first mortgage                                5,000,000
  Monthly distributions to members                           (720,000)
  Distribution on November 29, 2002
    of additional rent for the lease year
    ended September 30, 2002                               (1,140,452)

  Net cash provided by financing activities                 3,139,548

Net change in cash and cash equivalents                     1,240,135
Cash and cash equivalents at beginning of year                966,682

Cash and cash equivalents at end of year                   $2,206,817



	Supplemental Cash Flow Disclosures
	Year Ended December 31, 2002

Cash paid during the year for interest	 		   $  589,692








The Accompanying Notes are an Integral part of these Financial
Statements.


	250 West 57th St. Associates L.L.C.
	Notes to Financial Statements
                December 31, 2002



1.  Business Activity

250 West 57th St. Associates L.L.C. ("Associates") is a limited liability company which owns an office building located in New York City. The building is net leased to Fisk Building Associates.

Effective November 30, 2001, 250 West 57th St. Associates converted from a joint venture to a limited liability company. Ownership percentages were unchanged by the conversion, and the partnership's income tax basis in its assets and liabilities carried over to the limited liability company.

2.  Significant Accounting Policies

Basis of Presentation
The financial statements have been prepared on the accrual basis of accounting.

Depreciation
Depreciation of the cost of the building was computed by the straight-line method over estimated useful life of 30 years through September 30, 1983.

The cost of the building improvements was depreciated by the straight-line method over various periods from date of completion of improvement through September 30, 1983. The costs of building improvements completed in 2001 and 2002 are being depreciated over an estimated useful life of 39 years.

Amortization
Capitalized mortgages refinancing costs of $517,770 are being charged to expense ratably during the period of the mortgage through December 1, 2005.

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

3.  First Mortgage - Emigrant Savings Bank

(a) Effective November 17, 2000, a new first mortgage was placed on the property with Emigrant Savings Bank in the amount of $15,500,000. The Mortgage matures on December 1, 2005. At the closing, the amount of $7,000,000 was advanced to pay off the existing first and second mortgages held by Apple Bank for Savings and to pay for closing and related costs and the costs of improvements made to the property. The balance of the first mortgage loan will be advanced in stages through May 31, 2003 to


                250 West 57th St. Associates L.L.C.
                  Notes to Financial Statements
                     December 31, 2002


3.First Mortgage - Emigrant Savings Bank - continued

pay for additional improvements to the property. Additional mortgage advances of $2,000,000 and $3,000,000 were received on January 23, 2002 and December 16, 2002.

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

4.   Lease
(a) Effective May 1, 1975, the lease between 250 West 57th St. Associates L.L.C., as lessor, and Fisk Building Associates, as lessee, provides for basic rent equal to mortgage principal and interest payments plus $28,000 payable to Wien & Malkin LLP for supervisory services.

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

(c) In accordance with a lease modification, effective October 1, 1984, primary additional rent is equal to the lesser of $752,000 per annum or the net operating profit of the property, as defined, after deduction of basic rent.
If the full primary additional rent of $752,000 is paid, it will equal 20% of the original $3,600,000 cash investment plus $32,000 payable to Wien & Malkin LLP for supervisory services. Advances against primary additional rent are paid by the lessee based on the net operating profit of the property for the prior year to a maximum amount of $752,000. Primary additional rent for the lease year ended September 30, 2002 was $752,000. Advances against primary additional rent of $752,000 per annum for the lease year ending September 30, 2003 are being paid. No other additional rent is accrued by Company for the period between the end of the lessee's lease year ending September 30th and the end of Company's fiscal year ending December 31st.

                250 West 57th St. Associates L.L.C.
                  Notes to Financial Statements
                        December 31, 2002




4.  Lease - continued

Secondary additional rent is equal to 50% of the net operating profit of the property after payment of basic rent and primary additional rent for lease years ending September 30. Secondary additional rent for the lease year ended September 30, 2002 was $1,152,633.

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

5.  Related Party Transactions

a) Rent Income:
   Rent income is received from a related party since some members or participants in Associates are also members in the Lessee.

b) Supervisory and Other Services:
   Supervisory and other services are provided to Associates by its supervisor, Wien & Malkin LLP, a related party in which Peter L. Malkin, a member in Associates, has an interest. Beneficial interests in Associates are held by one or more persons at Wien & Malkin, their family members, and/or trusts, limited liability companies, or similar entities owned for their family members.

     Transactions in 2002 with Wien & Malkin are as follows:

           Basic supervisory fees          $ 60,000
           Additional supervisory fees*     126,717

           Total                           $186,717

*Wien & Malkin receives 20% of all distributions received by the participants in excess of 20% per annum on the cash investment of $3,600,000.

Wien & Malkin also serves as supervisor for Associates' lessee and receives from the Lessee a basic annual fee for such service and a fee based on distributions to its members. Beneficial interests in the Lessee are held by one or more persons at Wien & Malkin, their family members, and/or trusts, limited liability companies, or similar entities owned for their family members.

Some partners in Fisk Building Associates are also members in Associates.






                250 West 57th St. Associates L.L.C.
                  Notes to Financial Statements
                      December 31, 2002



6.  Income Taxes

Net income is computed without regard to income tax expense, since the partnership does not pay a tax on its income; instead, any such taxes are paid by the members in their individual capacities.

7.  Concentration of Credit Risk

Company maintains cash balances in a bank and money market funds. The Federal Deposit Insurance Corp. insures bank balances up to $100,000 each.

Uninsured balances amount to $2,006,817 as at December 31, 2002 as follows:

        Cash in Bank                          $   24,279

        Investment in Emigrant Savings
          Bank (Money Market Fund)             1,982,538
                                              $2,006,817

The funds held in the distribution account were paid to the members on January 1, 2003.

8.  Litigation

Wien & Malkin and Peter L. Malkin, a member in Associates, have been engaged in a dispute proceeding with Helmsley-Spear, Inc. commenced in 1997 concerning the management, leasing and supervision of the property subject to the net lease, in which Wien & Malkin and Mr. Malkin have sought an order removing Helmsley-Spear. In this connection, certain costs for legal and professional fees and other expenses have been paid and incurred by Wien & Malkin and Mr. Malkin and additional costs are expected to be incurred. Wien & Malkin and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) a competent tribunal authorized payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. Accordingly, Associates' allocable share of such costs is as yet undetermined, and Associates has not provided for the expense and related liability with respect to such costs in these financial statement.

The original action was commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the arbitrators, which was confirmed by the court, (i) reaffirms the right of the investors in the Lessee to vote to terminate Helmsley-Spear without cause, (ii) dismisses Helmsley-Spear claims against Wien & Malkin and Peter Malkin, and (iii) rejects the termination of Helmsley-Spear for cause. The parts of the decision under appeal were affirmed by the Appellate Division on December 5, 2002, and were further appealed by Wien & Malkin and Mr. Malkin on January 13, 2003.







         250 West 57th St. Associates L.L.C.
           Notes to Financial Statements
              December 31, 2002



8.  Litigation - continued

At the Lessee's May 20, 2002 special meeting, a vote of the investors was conducted on proposals for the removal without cause of Helmsley-Spear as managing and leasing agent and its replacement by one or a combination of designated independent firms (Cushman & Wakefield, Insignia/ ESG, and Newmark Realty), including payment by the Lessee of the expenses for the preparation of the solicitation statement, the solicitation of votes, and the implementation of the new program. On May 21, 2002, the proponents of the proposals, Peter L. Malkin and Wien & Malkin, filed a court application to determine and confirm all investors' votes for removal without cause and replacement and to set the final date for Helmsley-Spear's termination. Helmsley-Spear filed objections, and on September 10, 2002 the court confirmed such votes and ruled that Helmsley-Spear has been discharged and must effect an orderly transition and departure within 60 days. As of November 20, 2002, Helmsley-Spear is no longer the managing and leasing agent and has been replaced by Cushman & Wakefield, Inc. Helmsley-Spear continues to pursue its appeal.

In accord with the Lessee's May 20, 2002 vote, the expenses for the preparation of the solicitation statement, the solicitation of votes and the implementation of the new program are being paid by the Lessee. Such payments have totaled $245,251 (including $72,052 plus disbursements of $10,522 to Wien & Malkin) and are included in other professional fees.

9.  Other Investments

In 2000, the Lessee received shares of common stock and warrants from certain unrelated companies in exchange for permission for those companies to provide high speed internet access and other telecommunication services to the building. Associates received an equal amount of shares and warrants. The Lessee will receive from 5% to 10% of the revenues generated by such services from advertising and subscriptions with tenants of the building. There are restrictions as to the transfer of the stock, and neither the warrants nor the stock have an ascertainable value as of the balance sheet date. Accordingly, the accompanying financial statements do not reflect any value for these securities. No income from stock or warrants was received in 2002.