Form 10-K, Exhibit 13
period 2002-12-31
250 WEST 57TH ST ASSOCIATES
filed 2003-04-15
CIK 100412

[LETTERHEAD OF WIEN & MALKIN LLP]





                                                  November 29, 2002

TO PARTICIPANTS IN 250 WEST 57th ST. ASSOCIATES L.L.C.:

	We enclose the operating report of the lessee, Fisk Building Associates, for the fiscal year of the lease ended September 30, 2002.
The lessee reported profit of $3,088,058 subject to additional rent for the lease year ended September 30, 2002, as against profit of $6,343,859 subject to additional rent for the lease year ended September 30, 2001. Additional rent for the lease year ended September 30, 2002 was $1,920,029. $752,000 was advanced against additional rent so that the balance of additional rent is $1,168,029.

	Although income of the lessee this lease year increased by approximately $400,000 over the prior year, the lessee expended $2,189,474 in connection with a very favorable new lease for portions of the ground floor, second floor and basement with JP Morgan Chase Bank, consisting of leasing commissions of $939,474 and lease termination fees of $1,250,000, net of a $1,700,000 contri-bution from JP Morgan Chase Bank. The new lease is for 16,892 rentable square and for a term of 15 years commencing August 1, 2002 with annual base rentals starting at $1,396,155 (an average of $82.65 per square foot) graduating to $1,846,415 (an average of $109.31 per square foot) in the eleventh year of the lease, plus escalation rent. Prior tenants were paying a blended rate of $32.95 a square foot including escalation. JP Morgan Chase Bank will receive seven months of free rent and certain rent credits.

        Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 15% per annum on the cash invest-ment. After deducting $14,400 for fees and costs relating to the conversion of 250 West 57th Street Associates to a limited liability company, including fee to Wien & Malkin LLP, as approved by the participants, and adding
$113,540 in connection with interest earned in prior years on excess mortgage proceeds, $1,267,169 is available for distribution. Accordingly, Wien & Malkin LLP received $126,717 of the additional rent and the balance of $1,140,452 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

	The additional distribution of $1,140,452 represents a return of about 31.68% on the cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that distributions for the lease year ended September 30, 2002 were about 51.68% per annum.

        If you have any question about the enclosed material please communicate with the undersigned.

                                        Cordially yours,
                                        WIEN & MALKIN LLP
                                        By:  Stanley Katzman
SK/fm
Encs.


                250 West 57th St. Associates L.L.C.
                Computation of Additional Payment for
                Supervisory Services and Distribution
              For the Lease Year Ended September 30, 2002

Secondary additional rent                               $1,168,029

Primary additional rent for the lease year ended
    September 30, 2002                                     752,000
                                                         1,920,029
Add: Additional in connection with interest earned in
prior years on excess mortgage proceeds                    113,540
                                                        $2,033,569
Less: Fees and costs relating to the conversion of
250 West 57th St. Associates to a limited liability company,including fees of $13,325 to Wien & Malkin LLP,
as approved by the participants                             14,400
                                                        $2,019,169

Less: Additional basic payment to Wien & Malkin LLP
from primary overage rent                                   12,000

Total rent to be distributed                             2,007,169

Less: 15% return on $3,600,000 investment                  540,000

Subject to additional payment at 10% to Wien &
    Malkin LLP                                          $1,467,169

Additional payment at 10%                               $  146,717

Paid to Wien & Malkin LLP as advance for additional rent    20,000
Balance of additional payment to Wien & Malkin LLP	$  126,717

Summary:
Additional distribution to participants                 $1,140,452
Payment to Wien & Malkin LLP, as above                     126,717

Total secondary additional rent available for distribution
 to participants and payment to Wien & Malkin LLP 	$1,267,169





[LETTERHEAD OF ROGOFF & COMPANY, P.C.]










                Accountants' Compilation Report



Fisk Building Associates
60 East 42nd Street
New York, New York 10165


We have compiled the special-purpose statement of income and expense of Fisk Building Associates for the lease year ended September 30, 2002 for the determination of additional rent due to 250 West 57th St. Associates in accordance with paragraph 2 (B) of the lease, as modified, between Fisk Building Associates and 250 West 57th St. Associates. Such report is not intended to be a presentation in conformity with generally accepted accounting principles. Our engagement was conducted in accordance with Statements for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

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







New York, New York
October 31, 2002



                Fisk Building Associates
        Special Purpose Statement of Income and Expense
	October 1, 2001 through September 30, 2002



Income:
  Rent income                                                $12,175,836
  Escalation income                                              821,692
  Electric income, net                                           583,230
  Other income                                                   126,338

     Total Income                                            $13,707,096

Expenses:
  Real estate taxes                          $1,994,450
  Labor costs                                 2,170,376
  Repairs, supplies and improvements          1,325,207
  Management and leasing                      1,616,779
  Fuel oil                                       69,123
  Professional fees                             782,871
  Security                                      217,765
  Security monitor system                        61,190
  Water                                          54,474
  Insurance                                     177,375
  Rubbish removal                                30,617
  Telephone                                      40,521
  Advertising                                   198,916
  Miscellaneous                                  24,075
  Lease termination fees                      1,250,000

      Total expenses before rent expense                      10,013,739

Net income before rent expense                                 3,693,357
Less, Basic rent expense                                         605,299
Net income subject to primary and
  secondary additional rent                                    3,088,058
Less, Primary additional rent                                    752,000
Net income subject to secondary
  additional rent                                            $ 2,336,058

Secondary additional rent at 50%                             $ 1,168,029

Computation of Additional Rent due Landlord:
  Primary additional rent                                    $   752,000
  Secondary additional rent                                    1,168,029

      Total Additional Rent                                    1,920,029

  Less, Advances against additional rent                         767,396*

Additional rent due landlord                                 $ 1,152,633

*Consisting of primary additional rent of $752,000 and $15,396 of interest earned and retained by 250 West 57th St. Associates on funds borrowed for the improvement program.



See accompanying Accountants' Compilation Report and Selected Information.



                Fisk Building Associates
                 Selected Information





Note 1 -The lease as modified effective October 1, 1984 provides for additional rent, as follows:


        Additional rent equal to the first $752,000 of the Lessee's net operating income, as defined, in each lease year.

        Further additional rent equal to 50% of the Lessee's remaining net operating income, as defined, in each lease year.