Form 10-K, Exhibit 13
period 2003-12-31
250 WEST 57TH ST ASSOCIATES
filed 2004-04-19
CIK 100412

[Wien & Malkin LLP Letterhead]

November 30, 2003

TO PARTICIPANTS IN 250 WEST 57th ST. ASSOCIATES L.L.C. ("Associates"):

We enclose the operating report of the lessee, Fisk Building Associates L.L.C., for the fiscal year of the lease ended September 30, 2003. The lessee reported profit of $5,458,830 subject to additional rent for the lease year ended September 30, 2003, as against profit of $3,088,058 subject to additional rent for the lease year ended September 30, 2002. Additional rent for the lease year ended September 30, 2003 was $3,082,160; $752,000 was advanced against additional rent so that the balance of additional rent is $2,330,160.

Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 15% per annum on the original cash investment of $3,600,000. After reserving $20,000 for advances by Associates for payment of New York State 2004 estimated tax for non-resident individual investors and deducting $500 for the annual New York State LLC filing fees, $2,332,915 is available for distribution. Accordingly, Wien & Malkin LLP received $233,292 of the additional rent and the balance of $2,099,623 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin LLP and distribution are enclosed.

The additional distribution of $2,099,623 represents a return of about 58.3% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that distributions for the lease year ended September 30, 2003 were about 78.3% per annum.

If you have any question about the enclosed material, please communicate with the undersigned.

Cordially yours,

WIEN & MALKIN LLP

By: Mark Labell

ML/fm

Encs.

	250 West 57th St. Associates L.L.C.
	Computation of Additional Payment for
	Supervisory Services and Distribution
	For the Lease Year Ended September 30, 2003

	Secondary additional rent		$ 2,330,160

Primary additional rent for the lease year ended September 30, 2003			752,000
			3,082,160
Add:	Additional in connection with interest earned on excess mortgage proceeds		23,255
			3,105,415

Less:	Reserve for advances by Associates for payment of 2004 New York State estimated tax for non-resident individual investors	$ 20,000
	NYS 2004 LLC filing fee	500	20,500
			3,084,915
Less:	Additional basic payment to Wien & Malkin LLP from primary overage rent		12,000

	Total rent to be distributed		3,072,915

Less:	15% return on $3,600,000 investment		540,000

	Subject to additional payment at 10% to Wien & Malkin LLP		$ 2,532,915

	Additional payment at 10%		$ 253,292

	Paid to Wien & Malkin LLP as advance for additional rent		20,000
	Balance of additional payment to Wien & Malkin LLP		$ 233,292

	Summary:
	Additional distribution to participants		$ 2,099,623
	Payment to Wien & Malkin LLP, as above		233,292

	Total secondary additional rent available for distribution
	to participants and payment to Wien & Malkin LLP		$ 2,332,915

Anchin, Block & Anchin LLP Accountants and Consultants

1375 Broadway

New York, New York 10018 (212) 840-3456

FAX (212) 840-7066

ACCOUNTANTS' COMPILATION REPORT

TO THE MEMBERS OF

FISK BUILDING ASSOCIATES L.L.C.:

We have compiled the accompanying special-purpose statement of income and expense of Fisk Building Associates L.L.C. (a limited liability company) ("Associates") for the lease year ended September 30, 2003 in accordance with standards established by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management. We have not audited or reviewed the accompanying special-purpose statement and, accordingly, do not express an opinion or any other form of assurance on it.

The accompanying special-purpose statement of income and expense was prepared for the determination of additional rent due to 250 West 57th St. Associates L.L.C. in accordance with paragraph 2(B) of the lease, as modified, between Associates and 250 West 57th St. Associates L.L.C, and is not intended to be a presentation in conformity with generally accepted accounting principles..

This report is intended solely for the information and use of the managements of Associates and 250 West 57th St. Associates L.L.C., and should not be used for any other purpose.

Anchin, Block & Anchin LLP

New York, New York November 5, 2003

Fisk Building Associates L.L.C.
Special Purpose Statement of Income and Expense
October 1, 2002 through September 30, 2003
Income:
Rent income	$12,428,572
Escalation rent income	1,285,643
Net electric income	601,628
Other income	266,978

Total Income		$14,582,821

Expenses:
Real estate taxes	2,467,128
Labor costs	2,448,658
Repairs, supplies and improvements	1,541,500
Management and leasing	547,793
Fuel oil	166,857
Professional fees	571,380
Security monitor system	39,853
Water and sewer charges	76,686
Insurance	289,038
Telephone	35,407
Advertising	149,539
Miscellaneous	37,767

Total Expenses		8,371,606

Net Income before rent expense		6,211,215
Less, Basic rent expense		752,385

Net Income subject to primary and secondary additional rent		5,458,830
Less, Primary additional rent		752,000

Net income subject to seconday additional rent		$4,706,830

Seconday additional rent at 50%		$2,353,415
Computation of Additional Rent due Landlord:
Primary additional rent		$752,000
Secondary additional rent		2,353,415

Total Additional rent		3,105,415
Less, Advances against additional rent		775,255	*

Additional rent due Landlord		$2,330,160

*	Consisting of primary additional rent of $752,000 and $23,255 of interest earned and retained by 250 West 57th St. Associates L.L.C. on funds borrowed for the improvement program.

See accompanying Accountants' Compilation Report

Fisk Building Associates L.L.C.
Special Purpose Statement of Income and Expense
October 1, 2002 through September 30, 2003

Note 1 - The lease as modified effective January 1, 1984 provides for additional rent, as follows:

Additional rent equal to the first $752,000 of the Lessee's net operating income, as defined, in each lease year.

Further additional rent equal to 50% of the Lessee's remaining net operating income, as defined, in each lease year.