Form 10-K, Exhibit 13
period 2004-12-31
250 WEST 57TH ST ASSOCIATES
filed 2005-04-20
CIK 100412

wien & malkin llp

lincoln building

60 east 42nd street

new york, new york 10165-0015

telephone: (212) 687-8700

telecopier: (212) 986-7679

Wien & Malkin LLP

Lincoln Building

60 East 42nd street

new york, newyork 10165-0015

telephone: (212) 687-8700

telecopier: (212) 986-7679

November 30, 2004

TO PARTICIPANTS IN 250 WEST 57th ST. ASSOCIATES L.L.C. ("Associates"):

We enclose the operating report of the lessee, Fisk Building Associates L.L.C., for the fiscal year of the lease ended September 30, 2004. The lessee reported profit of $3,507,582 subject to additional rent for the lease year ended September 30, 2004, as against profit of $5,458,830 subject to additional rent for the lease year ended September 30, 2003. Additional rent for the lease year ended September 30, 2004 was $2,129,791; $752,000 was advanced against additional rent so that the balance of additional rent is $1,377,791.

The profit this year was after significant expenditures for leasing commissions, base building upgrades, tenant installations and pre-builts, including costs for new leases with:

    Duane Reade (4,990 square feet of ground floor retail space) for 15 years at an annual rental of approximately $1,500,000 ($300 per square foot graduating to $364 a foot), plus escalation. Rent under this lease commences in February 2005. Rent previously received from Lechters Inc. for this space was approximately $320,000 a year including escalation.

    National Institute for the Psychotherapies (13,899 square feet) for 15 years at an annual rental of approximately $403,000 ($29 per square foot graduating to $35 a foot), plus escalation. Rent under this lease commenced in October 2004. Rent previously received for this space was approximately $336,000 a year including escalation.

The lessee and Associates have approved a program for additional financing of up to $15,000,000 to cover building upgrade costs. Funds from such financing, to be concluded shortly, will be applied towards building improvement costs. Assuming operations continue on their currently improving trend, such funding will spread these costs over many years, thus stabilizing distributions to participants in accord with the consent program, and should result in increased overage rent next year.

Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 15% per annum on the original cash investment of $3,600,000. After deducting $20,000 for reserves and $500 for the annual New York State limited liability company filing fee, $1,357,291 is available for distribution. Accordingly, Wien & Malkin received $135,729 of the additional rent and the balance of $1,221,562 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin and distribution are enclosed.

The additional distribution of $1,221,562 represents a return of about 33.93% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that distributions for the lease year ended September 30, 2004 were about 53.93% per annum.

If you have any question about the enclosed material, please communicate with the undersigned.

Cordially yours,

WIEN & MALKIN LLP

By: Mark Labell

ML/fm

Encs.

250 West 57th St. Associates L.L.C.
Computation of Additional Payment for
Supervisory Services and Distribution
For the Lease Year Ended September 30, 2004

Secondary additional rent			$1,377,791

Less:	Additional reserves	$ 20,000
	NYS 2005 LLC filing fee	500	20,500
			1,357,291

Primary additional rent for the lease year ended September 30, 2004			752,000
			2,109,291

Less:	Additional basic payment to Wien & Malkin from primary overage rent		12,000

Total rent to be distributed			2,097,291

Less:	15% return on $3,600,000 investment		540,000

Subject to additional payment at 10% to Wien & Malkin			$ 1,557,291

Additional payment at 10%			$ 155,729

Paid to Wien & Malkin as advance for additional rent			20,000

Balance of additional payment to Wien & Malkin			$ 135,729

Summary:
	Additional distribution to participants		$ 1,221,562
	Payment to Wien & Malkin, as above		135,729

Total secondary additional rent available for distribution
to participants and payment to Wien & Malkin			$ 1,357,291

Established 1923

Anchin, Block & Anchin LLP

Accountants and Consultants

1375 Broadway

New York, New York 10018

(212) 840-3456

FAX (212) 840-7066

ACCOUNTANTS COMPILATION REPORT

TO THE MEMBERS OF

    FISK BUILDING ASSOCIATES L.L.C.:

We have compiled the accompanying special-purpose statement of income and expense of Fisk Building Associates L.L.C. (a limited liability company) ("Associates") for the lease year ended September 30, 2004 in accordance with standards established by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management. We have not audited or reviewed the accompanying special-purpose statement and, accordingly, do not express an opinion or any other form of assurance on it.

The accompanying special-purpose statement of income and expense was prepared for the determination of additional rent due to 250 West 57th St. Associates L.L.C. in accordance with the lease, as modified, between Associates and 250 West 57th St. Associates L.L.C, and is not intended to be a presentation in conformity with generally accepted accounting principles.

This report is intended solely for the information and use of the managements of Associates and 250 West 57th St. Associates, L.L.C., and should not be used for any other purpose.

Anchin, Block & Anchin LLP

New York, New York

November 8, 2004

Fisk Building Associates L.L.C.
Special Purpose Statement of Income and Expense
Lease Year End 2004

Income:
Rent income	$12,351,791
Escalation rent income	1,088,216
Net electric income	532,112
Other income	529,336

Total Income		$14,501,455

Expenses:
Real estate taxes	2,716,752
Labor costs	2,617,860
Repairs, supplies and improvements	1,668,415
Management and leasing	1,497,428
Fuel oil	157,305
Professional fees	477,282
Security monitor system	30,972
Water and sewer charges	51,687
Insurance	329,142
Telephone	34,119
Advertising	489,605
Miscellaneous	99,915

Total Expenses		10,170,482

Net Income before rent expense		4,330,973
Less, Basic rent expense		823,391

Net Income subject to primary and
secondary additional rent		3,507,582
Less, Primary additional rent		752,000

Net income subject to secondary additional rent		$2,755,582

Secondary additional rent at 50%		$1,377,791
Computation of Additional Rent due Landlord:
Primary additional rent		$752,000
Secondary additional rent		1,377,791

Total Additional rent		2,129,791

Less, Advances against additional rent		776,042	*

Additional rent due Landlord		$1,353,749

*	Consisting of primary additional rent of $752,000 and $24,042 of interest earned and retained by 250 West 57th St. Associates L.L.C. on funds borrowed for the improvement program.

See accompanying Accountants' Compilation Report