Form 10-K, Exhibit 13
period 2005-12-31
250 WEST 57TH ST ASSOCIATES
filed 2006-04-24
CIK 100412

[Wien & Malkin LLP Letterhead]

November 30, 2005

TO PARTICIPANTS IN 250 WEST 57th ST. ASSOCIATES L.L.C. ("Associates"):

We enclose the operating report of the lessee, Fisk Building Associates L.L.C., for the fiscal year of the lease ended September 30, 2005. The lessee reported profit of $4,319,160 subject to additional rent for the lease year ended September 30, 2005, as against profit of $3,507,582 subject to additional rent for the lease year ended September 30, 2004. Additional rent for the lease year ended September 30, 2005 was $2,535,579; $752,000 was advanced against additional rent so that the balance of additional rent is $1,783,579.

The ongoing upgrade and repositioning of 250 West 57th Street is accomplishing its objectives. With the combination and reconfiguration of decades old, small suites into newly built, larger suites the number of tenants at this 512,430 square feet building has been decreased from 277362 to 232234. The new, larger tenants are of higher credit quality and with longer lease terms. At the same time, occupancy has been maintained and by December 31, 2005 is expected to be well over 90%.

Wien & Malkin LLP receives an additional payment for supervisory services of 10% of distributions in excess of 15% per annum on the original cash investment of $3,600,000. After deducting $500 for the annual New York State limited liability company filing fee, $1,783,079 is available for distribution. Accordingly, Wien & Malkin received $178,308 of the additional rent and the balance of $1,604,771 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment to Wien & Malkin and distribution are enclosed.

The additional distribution of $1,604,771 represents a return of about 44.58% on the original cash investment of $3,600,000. Regular monthly distributions are at the rate of 20% a year, so that distributions for the lease year ended September 30, 2005 were about 64.58% per annum.

If you have any question about the enclosed material, please communicate with the undersigned.

Cordially yours,

WIEN & MALKIN LLP

By: Mark Labell

ML/dm

Encs.

250 West 57th St. Associates L.L.C.
Computation of Additional Payment for
Supervisory Services and Distribution
For the Lease Year Ended September 30, 2005
Secondary additional rent	$1,783,579

Less: NYS 2005 LLC filing fee	500

Primary additional rent for the lease year ended September 30, 2005	752,000
2,535,079
Less: Additional basic payment to Wien & Malkin from primary Overage rent	12,000

Total rent to be distributed	2,523,079

Less: 15% return on $3,600,000 investment	540,000

Subject to additional payment at 10% to Wien & Malkin	$1,983,079

Additional payment at 10%	$ 198,308

Paid to Wien & Malkin as advance for additional rent	20,000

Balance of additional payment to Wien & Malkin	$ 178,308

Summary:
Additional distribution to participants	$ 1,604,771
Payment to Wien & Malkin, as above	178,308

Total secondary additional rent available for distribution to participants and payment to Wien & Malkin	$ 1,783,079

Established 1923

Anchin, Block & Anchin LLP

Accountants and Consultants

1375 Broadway

New York, New York 10018

(212) 840-3456

FAX (212) 840-7066

ACCOUNTANTS' COMPILATION REPORT

TO THE MEMBERS OF

    LINCOLN BUILDING ASSOCIATES L.L.C.:

We have compiled the accompanying special-purpose statement of income and expense of Lincoln Building Associates L.L.C. (a limited liability company) ("Associates") for the lease year ended September 30, 2005 in accordance with standards established by the American Institute of Certified Public Accountants.

A compilation is limited to presenting information that is the representation of management. We have not audited or reviewed the accompanying special-purpose statement and, accordingly, do not express an opinion or any other form of assurance on it.

The accompanying special-purpose statement of income and expense was prepared for the determination of additional rent due to 60 East 42nd St. Associates L.L.C. in accordance with the lease, as modified, between Associates and 60 East 42nd St. Associates L.L.C, and is not intended to be a presentation in conformity with generally accepted accounting principles.

This report is intended solely for the information and use of the managements of Associates and 60 East 42nd St. Associates, L.L.C., and should not be used for any other purpose.

New York, New York

November 14, 2005

Fisk Building Associates L.L.C.
Special Purpose Statement of Income and Expense
Lease Year End (2005 & 2004)

	L/Y/E 9/30/05		L/Y/E 9/30/04
Income
Rent income	$14,306,241		$12,351,791
Escalation rent income	1,513,893		1,088,216
Net electric income	459,774		532,112
Other income	259,763		529,336
Total Income		$16,539,671		$14,501,455

Expenses:
Real Estate taxes	3,002,168		2,716,752
Labor Costs	2,629,579		2,617,860
Repairs, supplies and improvements	3,533,930		1,668,415
Management and leasing	508,123		1,497,428
Fuel oil	161,371		157,305
Professional fees	384,194		477,282
Security monitor system	15,319		30,972
Water and sewer charges	18,382		51,687
Insurance	333,608		329,142
Telephone	30,333		34,119
Advertising	409,940		489,605
Miscellaneous	112,607		99,915

Total Expenses		11,139,554		10,170,482

Net Income before rent expense		5,400,117		4,330,973
Less, Basic rent expense		1,080,957		823,391

Net Income subject to primary and secondary additional rent Less, Primary additional rent		4,319,160 752,004		3,507,582 752,000

Net income subject to secondary additional rent		$3,567,156		$2,755,582
Secondary additional rent at 50%		$1,783,578		$1,377,791
Computation of Additional Rent due Landlord:
Primary additional rent		$ 752,004		$ 752,000
Secondary additional rent		1,783,578		1,377,791
Total Additional rent		2,535,582		2,129,791

Less, Advances against additional rent		806,219*		776,042
Additional rent due Landlord		$1,729,363		$1,353,749

* Consisting of primary additional rent of $752,004 and $54,215 of interest earned and retained by 250 West 57th St. Associates L.L.C. on funds borrowed for the improvement program